UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.        )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Sonoco Products Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 USA

March 6, 2017

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, on Wednesday, April 19, 2017, at 11:00 a.m. (Eastern time).

We have enclosed a Notice of 2017 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.

In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress, and you will be given an opportunity to ask questions of general interest to all shareholders.

We have also enclosed a copy of our 2016 Annual Report, which reviews the Company’s events of the past year, and discusses strategy and the outlook for the future (or we delivered one copy of the Annual Report for all shareholders at your address).

We hope that you will come to the 2017 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card or brokers’ voting instruction form and return it in the enclosed business reply envelope. If you are a shareholder of record, you can also vote by telephone (if you live in the United States) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.

Harris E. DeLoach, Jr.

Executive Chairman

2	SONOCO 2017 PROXY STATEMENT

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 USA

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TIME	11:00 a.m. (Eastern time) on Wednesday, April 19, 2017

PLACE	The Center Theater, 212 North Fifth Street, Hartsville, South Carolina

PROPOSALS	Proposal 1: Election of Directors;

Proposal 2: Ratification of independent registered public accounting firm;

Proposal 3: Advisory resolution to approve executive compensation;

Proposal 4: Advisory vote on the frequency of the advisory vote on the approval of executive compensation; and

Proposal 5: Proposal to amend the Articles of Incorporation to declassify the Board of Directors and elect all directors annually.

Transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	You may vote only if you were a shareholder of record at the close of business on February 22, 2017.

ANNUAL REPORT	We have enclosed a copy of the 2016 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.

PROXY VOTING	It is important that your shares be represented and voted at the meeting.

If you hold your shares in your own name as a record shareholder, please vote in one of these three ways:

(1) USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card if you live in the United States;

(2) VISIT THE WEB SITE shown on your proxy card and vote via the Internet; or

(3) MARK, SIGN, DATE, AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If your shares are held in street name by a broker, bank, or other nominee, please follow the instructions that entity sent to you with these proxy materials to have your shares voted at the Annual Meeting.

By order of the Board of Directors,

John M. Florence, Jr.

Secretary

March 6, 2017

SONOCO 2017 PROXY STATEMENT	3

INFORMATION CONCERNING THE SOLICITATION

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 USA

PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 19, 2017, at 11:00 a.m. (Eastern time) at The Center Theater, 212 North Fifth Street, Hartsville, SC, and at any adjournment or postponement of the meeting. The terms “we,” “our,” “us,” “Sonoco,” and “the Company” all refer to Sonoco Products Company. The proxy materials are first being mailed on or about March 17, 2017. If you wish to attend the meeting in person, you may obtain directions to our office at our Web site: www.sonoco.com. The site of the Annual Meeting is only a short distance from the Sonoco office, and directions from the office to the annual meeting site may be obtained at the reception desk.

HOW A QUORUM WILL BE ESTABLISHED

The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or are a record shareholder and attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank, or nominee who holds shares in street name for a beneficial owner attends the meeting in person or by proxy but chooses not to vote on a particular proposal, or does not have discretionary voting power for that proposal, and has not received voting instructions from the beneficial owner.

WHO MAY VOTE

You will only be entitled to vote at the Annual Meeting if our records show that you were a record shareholder on February 22, 2017. At the close of business on February 22, 2017, a total of 99,377,204 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

HOW TO VOTE SHARES HELD DIRECTLY

If you hold your shares in your own name as a record shareholder through our transfer agent, Continental Stock Transfer and Trust, you may vote by proxy or in person at the meeting. To vote by proxy you may select one of the following options:

• Telephone - You may vote by telephone (if you live in the United States) using the toll-free number shown on your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Votes must be received by 7pm (Eastern time) on April 18, 2017. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please DO NOT return your proxy card.

• Internet - You may vote through the Internet. The Web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. Votes must be received by 7pm (Eastern time) on April 18, 2017. When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, please DO NOT return your proxy card.

• Mail - If you choose to vote by mail, please mark the enclosed proxy card, sign and date it, and return it in the enclosed postage-paid envelope.

ACTIONS OF THE PROXY AGENTS

If you indicate your voting choices, your shares will be voted according to your instructions. If you fail to give voting instructions, the proxy agents will vote your shares according to the board of director’s recommendations:

Proposal 1 - FOR all nominees for director,

Proposal 2 - FOR ratification of the selection of PwC LLP as our independent registered public accounting firm,

Proposal 3 - FOR the advisory resolution on executive compensation,

Proposal 4 - for the ONE YEAR frequency of the vote on executive compensation, and

Proposal 5 - FOR declassification of the Board of Directors.

4	SONOCO 2017 PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.

HOW TO REVOKE YOUR PROXY

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:

• by giving notice of revocation at the Annual Meeting;

• by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 USA, written instructions revoking your proxy; or

• by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

If your shares are held in street name by a broker, bank, or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

HOW TO VOTE SHARES HELD IN STREET NAME BY A BROKER, BANK, OR OTHER NOMINEE

If your shares are held in street name by a broker, bank, or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank, or other nominee. Please refer to the voting instructions provided by your account manager. For matters that are considered “routine” in nature, brokers have discretionary authority to vote on behalf of the shareholder. The only routine proposal for consideration at the Annual Meeting is Proposal 2, the ratification of the independent registered public accounting firm. Brokers may vote on this matter even if you have not provided voting instructions.

Your broker or other nominee is not permitted to vote on Proposal 1, Proposal 3, Proposal 4 or Proposal 5 unless you provide voting instructions. Therefore, if you hold your shares in street name and do not return a broker voting instruction form, or if you return a broker voting instruction form but do not indicate how you want your broker to vote on any of these matters, a broker non-vote will occur with respect to such matters.

If you wish to vote at the meeting and your shares are held in street name by a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record prior to the meeting and present it to the Secretary of the Company at the meeting.

HOW VOTES WILL BE COUNTED

Proposal 1: Election of Directors

Directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. “Plurality” means that, if there were more nominees than positions to be filled, the persons who received the largest number of votes would be elected. Because there is the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes that are withheld or that are not voted in the election of directors (including broker non-votes) will have no effect on the outcome of the election. Cumulative voting is not permitted.

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The ratification of the independent registered public accounting firm will be approved if the votes cast in favor exceed the votes cast against the matter. Abstentions or shares that are not voted will have no effect on the outcome of the matter.

Proposal 3: Advisory Resolution to Approve Executive Compensation

The vote on the advisory resolution to approve executive compensation will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. However, the vote is non-binding on us and our Board of Directors. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter.

Proposal 4: Advisory Vote on the Frequency of the Advisory Vote on the Approval of Executive Compensation

You have four choices with respect to the advisory vote on the frequency of the advisory vote on the approval of executive compensation: ONE YEAR; TWO YEARS; THREE YEARS; or ABSTAIN. The frequency that receives the most votes will be approved by shareholders. However, the vote is non-binding on us and our Board of Directors. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter.

Proposal 5: Board of Directors’ Proposal to Amend the Articles of Incorporation to Declassify the Board of Directors and Elect All Directors Annually

The vote on the proposal to amend the Articles of Incorporation to declassify the Board of Directors and elect all directors annually, requires the affirmative vote of two-thirds of total shares entitled to vote. Abstentions or shares that are not voted (including broker non-votes) will have the same effect as votes against the matter.

SONOCO 2017 PROXY STATEMENT	5

INFORMATION CONCERNING THE SOLICITATION

Any other matter that may be brought before the meeting will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of such matters.

COST OF THIS PROXY SOLICITATION

We will pay the cost of this proxy solicitation. MorrowSodali, will assist in obtaining proxies by mail, facsimile or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares. We have agreed to a fee of approximately $6,500 plus out-of-pocket expenses. MorrowSodali may be contacted at MorrowSodali, 470 West Ave, Stamford, CT 06902.

In addition to soliciting proxies by mail, we expect that some of our officers and regular employees will solicit proxies by telephone, fax, email, or personal contact. None of these officers or employees will receive any additional or special compensation for doing this.

6	SONOCO 2017 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors of the Company at thirteen. At our Annual Meeting, five directors will be elected. H.A. Cockrell, B.J. McGarvie, J.M. Micali, S. Nagarajan, and M.D. Oken have been nominated for re-election to hold office for the next three years, their terms expiring at the Annual Shareholders’ Meeting in 2020, or when their successors are duly elected and qualify to serve. The proxy agents intend to vote FOR the election of the five persons named above unless you withhold authority to vote for any or all of the nominees.

The Board of Directors recommends that you vote FOR each nominee.

Harry A. Cockrell Board member since: 2013 Age: 67

Mr. Cockrell has been managing director of Pacific Tiger Group Limited, a Hong Kong-based privately held investment enterprise with a wide range of businesses and assets across the Asia/Pacific region, since 2005. He is a director of Pathfinder Investment Holdings Corporation, a Philippines real estate management group. He is a former director of Hanesbrands, Inc., and former investment committee member of Asian Infrastructure Fund. Earlier in his career, he was director of corporate banking for the National Commercial Bank of Saudi Arabia and was a banking advisor for Middle Eastern and Asian interests.

Sonoco’s Board believes Mr. Cockrell is qualified to serve as a director based on the experience described above, as well as his wealth of business, financial, and investment experience, especially in the important and growing Asia/Pacific region. He also has hands on management experience in a number of industries and markets relevant to our products and services. His previous board experience and his position as a former officer of an international bank provides him with valuable regulatory and banking experience and an understanding of corporate governance issues.

Blythe J. McGarvie Board member since: 2014 Age: 60

Ms. McGarvie taught accounting at Harvard Business School in the full-time MBA program from 2012 to 2014. She was Chief Executive Officer of Leadership for International Finance, LLC, (an advisory firm offering consulting services and providing leadership seminars) from 2003 to 2012. She is currently a director of LKQ Corporation and Wawa, Inc. (privately held). She was previously a director of Accenture plc from 2001 to February 2017, Viacom, Inc. from 2007 to February 2017, Pepsi Bottling Group from 2002 to 2010, and The Travelers Companies, Inc. from 2003 to 2011.

Sonoco’s Board believes Ms. McGarvie is qualified to serve as a director based on the experience described above, which has provided her significant financial and general leadership expertise. Her service on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.

SONOCO 2017 PROXY STATEMENT	7

PROPOSAL 1: ELECTION OF DIRECTORS

James M. Micali (1) Board member since: 2003 Age: 69

Mr. Micali is a member, consultant, and limited partner of, Azalea Fund III (since 2008) and Azalea Fund IV (since 2014) of Azalea Capital LLC (private equity firm), Greenville, SC. He served as “Of Counsel” with Ogletree Deakins LLC (law firm), Greenville, SC, from 2008 to 2011. He retired as Chairman and President of Michelin North America, Inc., Greenville, SC, in August 2008. Following his retirement, Mr. Micali served as a consultant to Michelin through September, 2009. Mr. Micali is currently a director of SCANA Corporation, American Tire Distributors Holding, Inc., Monolith Materials, Inc., GVD Corporation (privately held) and Humphrey Enterprises (privately held). Mr. Micali was a trustee of the French Cultural Center, a nonprofit Boston charitable organization from 2009 to 2013. He also was a director of Lafarge North America from 2003 to 2007 and Ritchie Bros. Auctioneers, Incorporated, from 2008 to 2012.

Sonoco’s Board believes Mr. Micali is qualified to serve as a director based on the experience described above, including the leadership and operating experience derived from his executive service within a large manufacturing company with global reach. His international perspective, corporate governance experience as a director of other public companies, financial experience as advisor to a private equity firm, and legal expertise are also very valuable to us as a Board member, and in his role as Lead Director and Chair of the Corporate Governance and Nominating Committee.

Sundaram Nagarajan Board member since: 2015 Age: 54

Mr. Nagarajan is Executive Vice President of Automotive OEM of Illinois Tool Works, Inc. (ITW) (a Fortune 200 global diversified industrial manufacturer of value-added consumables and specialty equipment with related service businesses), Glenview, IL since 2014. He was Executive Vice President of Welding from 2010 to 2014, Group President, Welding International from 2008 to 2010, and Group Vice President Welding Group from 2006 to 2008. Mr. Nagarajan joined ITW in 1991.

Sonoco’s Board believes Mr. Nagarajan is qualified to serve as a director based on the experience described above, including broad operational leadership expertise gained in a global manufacturing organization.

(1)	Although Mr. Micali will be elected for a three-year term to serve until April 2020, our Bylaws provide that retirement of directors shall be automatic upon reaching the age of 72 unless the majority of the Board agrees that, due to special attributes, his term should continue until reaching the age of 75. Accordingly, Mr. Micali will retire from the Board in December 2019 unless his age limit is extended.

8	SONOCO 2017 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Marc D. Oken (2) Board member since: 2006 Age: 70

Mr. Oken has been Managing Partner of Falfurrias Capital Partners (a private equity firm), Charlotte, NC, since 2006. He held executive officer positions (most recently as Chief Financial Officer) at Bank of America Corporation from 1989 until he retired in January 2006. Prior to joining Bank of America, he was a partner at Price Waterhouse LLP, serving there for 13 years. From 1981 to 1983, Mr. Oken was a Fellow with the Securities and Exchange Commission. He is currently a director, and chair of the audit committee, of Marsh & McLennan Companies, Inc. and a director, and chair of the compensation committee, of Capital Bank Financial Corp.

Sonoco’s Board believes Mr. Oken is qualified to serve as a director based on the experience described above, which has provided him in-depth financial and regulatory experience, banking perspective, and a mergers and acquisitions background, as well as senior leadership experience. Because of his accounting and banking background, Mr. Oken has previously served as Chair of the Audit Committee, and is currently an Audit Committee Financial Expert.

(2)	Although Mr. Oken will be elected for a three-year term to serve until April 2020, our Bylaws provide that retirement of directors shall be automatic upon reaching the age of 72 unless the majority of the Board agrees that, due to special attributes, his term should continue until reaching the age of 75. Accordingly, Mr. Oken will retire from the Board in October 2018 unless his age limit is extended.

SONOCO 2017 PROXY STATEMENT	9

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2018 are:

Dr. Pamela L. Davies Board member since: 2004 Age: 60

Dr. Davies has been President of Queens University of Charlotte (institution of higher learning), Charlotte, NC, since 2002. Prior to that, she was Dean of the McColl School of Business at Queens University of Charlotte from 2000 to 2002. She is currently a director of YMCA, USA (a nonprofit organization) and Carolinas Healthcare System. She was previously a director of Charming Shoppes from 1998 to 2009, C&D Technologies, Inc. from 1998 to 2010, and Family Dollar Stores, Inc. from 2009 to 2015.

Sonoco’s Board believes Dr. Davies is qualified to serve as a director based on the experience described above, as well as the financial and strategic planning expertise, broad leadership ability, global perspective, and strong business academic viewpoint derived from her service as president of a university and former dean of its business school. Her past experience on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.

Harris E. DeLoach, Jr. Board member since: 1998 Age: 72

Mr. DeLoach has been our Executive Chairman since March, 2013, prior to which he had been our Chairman since 2005. He was our Chief Executive Officer from 2000 until his retirement in 2013, and President from 2000 to 2010. Mr. DeLoach is currently a director of Milliken & Company (a privately held innovative textile and chemical company). He was previously a director of Progress Energy, Inc. from 2006 to 2012, Goodrich Corporation from 2003 to 2012, and Duke Energy from 2012 to 2016. Mr. DeLoach is the father-in-law of J.M. Florence, Jr., who is an executive officer of the Company.

Sonoco’s Board believes Mr. DeLoach is qualified to serve as a director based on his successful leadership of the Company over the past 31 years, including his 13 years of service as our Chief Executive Officer. Mr. DeLoach has extensive knowledge and understanding of our business, our people, our customers, and our shareholders. As a former practicing attorney and a board member of other public and privately held companies, he also brings in-depth legal and corporate governance experience.

10	SONOCO 2017 PROXY STATEMENT

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE

Edgar H. Lawton, III Board member since: 2001 Age: 56

Mr. Lawton has been President and Treasurer of Hartsville Oil Mill (vegetable oil processor), Darlington, SC, since 2000, and he has been a director of Hartsville Oil Mill since 1991. Mr. Lawton was Vice President of Hartsville Oil Mill from 1991 to 2000.

Sonoco’s Board believes Mr. Lawton is qualified to serve as a director based on the experience described above, including his knowledge of global commodity markets and customers, as well as his financial acumen. His operational knowledge also includes expertise in managing environmental issues, and he is also very helpful to us as a local business owner in the same geographic area as our global headquarters.

John E. Linville (3) Board member since: 2004 Age: 71

Mr. Linville served as an attorney in private practice in New York, NY, from 2004 until his retirement in 2012. Prior to that he had been Counsel with Manatt, Phelps & Phillips, LLP from 2003 to 2004. He joined the firm through its merger with his prior firm – Kalkines, Arky, Zall & Bernstein, LLP (“KAZB”). Mr. Linville joined KAZB in 1990 after having been General Counsel and then Acting President of the New York City Health & Hospitals Corporation.

Sonoco’s Board believes Mr. Linville is qualified to serve as a director based on the experience described above, including legal skills derived from his service as a practicing attorney, and financial expertise and leadership skills from the perspective of a large organization derived from his service as General Counsel and Acting President of a major municipal healthcare authority. As Chair of the Employee and Public Responsibility Committee, his background provides our Board with useful insights on a range of policy issues.

(3)	Although Mr. Linville was elected for a three-year term to serve until April 2018, our Bylaws provide that retirement of directors shall be automatic upon reaching the age of 72 unless the majority of the Board agrees that, due to special attributes, his term should continue until reaching the age of 75. Accordingly, Mr. Linville will retire from the Board in February 2018 unless his age limit is extended.

SONOCO 2017 PROXY STATEMENT	11

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2019 are:

John R. Haley Board member since: 2011 Age: 55

Mr. Haley has served as Chief Executive Officer of Gosiger, Inc., (a privately owned distributor of computer-controlled machine tools and factory automation systems), Dayton, OH, since 2010. He served as a Gosiger managing partner from 2001 to 2010, and as a Division Vice President from 1992 to 2001. Mr. Haley is currently a director of Ultra-met Carbide Technologies (privately owned) and the Gosiger Foundation (nonprofit organization). Mr. Haley is the brother-in-law of R.H. Coker, who is an executive officer of the Company.

Sonoco’s Board believes Mr. Haley is qualified to serve as a director based on the experience described above, which has provided him extensive executive leadership experience in the manufacturing sector. His related experience in corporate finance also provides a valuable resource for our Board.

Richard G. Kyle Board member since: 2015 Age: 51

Mr. Kyle has been President and Chief Executive Officer of The Timken Company (a manufacturer of bearings, transmissions, gearboxes, motors, lubrication systems, and chain), North Canton, OH, since 2014. He was Chief Operating Officer, Bearings and Power Transmissions Group from 2013 to 2014, Group President, Aerospace and Steel from 2012 to 2013, and President, Aerospace and Mobile Industries from 2008 to 2012. Mr. Kyle joined Timken in 2006, and was elected to its board of directors in 2013. Prior to joining Timken, he held management positions with Cooper Industries and Hubbell, Inc.

Sonoco’s Board believes Mr. Kyle is qualified to serve as a director based on the experience described above, and his broad operational leadership expertise gained in global manufacturing organizations. As a member of the board of The Timken Company, he also brings a valuable understanding of regulatory and corporate governance issues.

12	SONOCO 2017 PROXY STATEMENT

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE

M. Jack Sanders Board member since: 2012 Age: 63

Mr. Sanders has been our Chief Executive Officer since April 2013 and our President since 2010. He was our Chief Operating Officer from 2010 to 2013, Executive Vice President, Consumer from January to December 2010, Executive Vice President, Industrial from 2008 to 2010, Senior Vice President, Global Industrial Products from 2006 to 2008, Vice President, Global Industrial Products from January to October 2006, and Vice President, Industrial Products, N.A. from 2001 to 2006.

Sonoco’s Board believes Mr. Sanders is qualified to serve as a director based on his successful leadership experience within the Company over the past 29 years, including senior executive roles with each of our operating business segments. Mr. Sanders’ day-to-day leadership as our Chief Executive Officer also provides our Board with intimate knowledge of our operations, challenges and opportunities.

Thomas E. Whiddon Board member since: 2001 Age: 64

Mr. Whiddon was an Advisory Director of Berkshire Partners, LLC (a Boston-based private equity firm), from 2005 until his retirement in 2013, and served various Berkshire portfolio companies in an executive capacity on an interim basis. He was Executive Vice President – Logistics and Technology of Lowe’s Companies, Inc. from 2000 until he retired in 2003 and was previously their Executive Vice President and Chief Financial Officer from 1996 to 2000. Mr. Whiddon is currently a director of Carter’s Inc., Dollar Tree Stores, Inc., and BayCare Health System (nonprofit organization) where he also served as their Chairman of the Board from 2015 to February 2017.

Sonoco’s Board believes Mr. Whiddon is qualified to serve as a director based on the experience described above, including his general management, information technology and logistics expertise, strong financial acumen, and experience with retail end markets. Mr. Whiddon is Chair of the Audit Committee, as well as an Audit Committee Financial Expert. Mr. Whiddon serves on the boards and audit committees of two other public companies, which provides him with valuable regulatory and corporate governance experience.

SONOCO 2017 PROXY STATEMENT	13

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our directors, officers, and employees. Copies of these Governance Guidelines and the Code of Business Conduct and Ethics are available through our Web site at www.sonoco.com. Printed versions are available to our shareholders on request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA, or through email to the CorporateSecretary@sonoco.com.

DIRECTOR INDEPENDENCE POLICIES

Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with us (either directly, or indirectly through an immediate family member or as a partner, shareholder or officer of an organization that has a relationship with us). To assist us in making these determinations we have adopted the following guidelines, which are also the guidelines set forth in the New York Stock Exchange Listing Standards. These guidelines are set forth in our Corporate Governance Guidelines, which are available on our Web site at www.sonoco.com.

A director will not be considered independent if:

•  The director is, or in the past three years has been, our employee, or has an immediate family member who is, or in the past three years has been, one of our executive officers;

•  The director has received, or has an immediate family member (other than an immediate family member who is a non-executive employee) who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from us (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•  The director or an immediate family member is a current partner of a firm that is our internal or external auditor or the director is a current employee of such a firm;

•  The director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on our audit;

•  The director or an immediate family member was within the last three years a partner or employee of our internal or external audit firm and personally worked on our audit within that time;

•  The director or an immediate family member is, or in the past three years has been, an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•  The director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•  Being a current employee of, or having an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Based on these criteria, our Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent: H.A. Cockrell, P.L. Davies, R.G. Kyle, E.H. Lawton,  III, J.E. Linville, B.J. McGarvie, J.M. Micali, M.D. Oken, S. Nagarajan and T.E. Whiddon.

MAJORITY WITHHELD – DIRECTOR RESIGNATION POLICY

The Board of Directors has adopted a “Majority Withheld –Director Resignation” policy in its Corporate Governance Guidelines that, in an uncontested election, requires any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” to promptly offer to resign following certification of the shareholder vote. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept the resignation. The Board will act on the recommendation within 100 days of the shareholder vote and disclose the results of its decision in a press release. The policy is described in more detail in the Company’s Corporate Governance Guidelines, which are available through the Investor Relations section of our Web site at www.sonoco.com.

14	SONOCO 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE, EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS AND LEAD DIRECTOR

The Board has a case-by-case philosophy on the separation of the offices of Chairman and Chief Executive Officer. The Board believes that this issue is part of the succession planning process and recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices. In fact, within the last decade we have employed both structures — combined offices and separate offices. The Board believes it is in the best interests of Sonoco for the Board to make such a determination in light of current circumstances when it considers the selection of a new Chairman, Chief Executive Officer, or at such other time as is appropriate.

Our Executive Chairman, Harris E. DeLoach, Jr., served in the dual roles of Chief Executive Officer and Chairman from 2005 until his retirement as Chief Executive Officer on April 1, 2013. At that time, M. Jack Sanders became our Chief Executive Officer and Mr. DeLoach became our Executive Chairman, once again separating the two offices.

As of December 31, 2016, the Board consisted of thirteen directors, at least ten of whom were independent directors (as defined by New York Stock Exchange standards). To promote open discussion among our independent/non-management directors, those directors meet at regularly scheduled executive sessions without management present. Four such meetings were held during 2016.

Our by-laws provide that the Chairman of the Corporate Governance and Nominating Committee, who is always an independent director, will simultaneously serve as Lead Director. The Lead Director is authorized to call meetings of the independent directors, and has duties that include:

•  Presiding at any meeting of the Board at which the Chairman is not present;

•  Presiding at executive sessions of the independent directors;

•  Serving as a liaison between the Chairman and the independent directors when requested to do so;

•  Conferring with the Chairman regarding (i) the information sent to the Board, (ii) the agenda for meetings of the Board, and (iii) the schedules for meetings of the Board to assure that there will be sufficient time to discuss agenda items; and

•  Being available for consultation and direct communication with major shareholders.

J.M. Micali currently serves as the Chairman of the Corporate Governance and Nominating Committee, and as Lead Director.

Shareholders and other interested parties may communicate with the non-management (or independent) directors by writing to Non-Management (or Independent) Directors, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA, or by email to CorporateSecretary@sonoco.com.

DIRECTOR NOMINATION PROCESS

Our Corporate Governance and Nominating Committee recommends to our Board of Directors nominees to fill vacancies on the Board of Directors as they occur, and recommends candidates for election as directors at Annual Meetings of Shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.

In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as leadership experience, experience with business and with other organizations of comparable size and scope, knowledge or skills that would be valuable to us such as financial acumen, understanding of relevant technologies, knowledge of our markets or our customers, interpersonal skills, decision-making skills, and the ability to devote the necessary time to board service. In addition, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.

The Committee strives to have a diverse board in terms of types of experience, background, age, skills, gender, race and nationality, although it does not have a specific policy or guideline related to board diversity. Candidates are considered for nomination based on their individual qualifications as well as in consideration of how their capabilities complement other current Board members’ experience and business background. The Board believes a diverse board has greater depth and capability than the sum of its individual directors’ qualifications.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, if the shareholders comply with the following requirements. If you wish to recommend a director candidate to the Corporate Governance and Nominating Committee for consideration as a Board of Directors’ nominee, you must submit in writing to the Corporate Governance and Nominating Committee your recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the Chair of the Corporate Governance and Nominating Committee at the Company’s address and must be received no later than January 5 in any year to be considered by the Committee as a potential Board of Directors’

SONOCO 2017 PROXY STATEMENT	15

CORPORATE GOVERNANCE

nominee. The Corporate Governance and Nominating Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Committee’s other candidates receive.

Director candidates recommended by shareholders will not be considered by the Corporate Governance and Nominating Committee for election as Board of Directors’ nominees at an annual meeting unless the shareholder recommendations are received no later than January 5 of the year of the meeting. In addition to making such recommendations, however, shareholders have the right to nominate their own candidates for election as directors at an annual meeting if they make a written nomination at least 60 days prior to the meeting. Any such nomination should be submitted to our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 USA. No such nominations have been made for this Annual Meeting.

SHAREHOLDER PROXY ACCESS

The Company’s By-laws provide eligible shareholders with “proxy access” rights to nominate director candidates. A shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years may submit eligible director nominees for up to the greater of one director or 20 percent of the number of directors to be elected at the meeting if the board is classified, and the greater of two directors or 20 percent of the number of directors in office if the Board is not classified, all subject to the procedures, terms and conditions specified in the By-laws. Nominees that satisfy the requirements of Article III — Section 15 of the Company’s By-laws will be included in the Company’s proxy statement and on the Company’s proxy card. The required Shareholder’s Notice of a nomination for the 2018 Annual Meeting of Shareholders must be received by our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 USA no later than November 16, 2017.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any shareholder or other interested party who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position in care of: Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or by email to CorporateSecretary@sonoco.com. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication, the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors or, if specified, to the independent or non-management directors, the Corporate Secretary will send appropriate shareholder communications to the Lead Director, who is also the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chair of such committee.

The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate shareholder communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.

16	SONOCO 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

BOARD MEETINGS AND COMMITTEES OF THE BOARD

During 2016, our Board of Directors held four regularly scheduled meetings and two special meetings to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.

We encourage, but do not require, our directors to attend the Annual Meeting of Shareholders. In 2016, all of our directors attended the Annual Meeting.

To assist it in performing its duties, our Board of Directors has established an Audit Committee, an Executive Compensation Committee, a Corporate Governance and Nominating Committee, an Employee and Public Responsibility Committee, a Financial Policy Committee, and an Executive Committee. The table below outlines the membership and the number of meetings held by each committee in 2016. A brief description of the primary duties of each committee follows the table. Complete charters for all committees are available through the Investor Relations section of our Web site at www.sonoco.com. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or through email to CorporateSecretary@sonoco.com. The Board of Directors has determined that each member of the Audit, Executive Compensation, and Corporate Governance and Nominating Committees is independent as defined in the New York Stock Exchange’s Listing Standards.

	Audit Committee	Executive Compensation Committee	Corporate Governance and Nominating Committee	Employee and Public Responsibility Committee	Financial Policy Committee	Executive Committee
H.A. Cockrell		X			X
P.L. Davies		X	X
H.E. DeLoach, Jr.						X
J.R. Haley				X	Chair
R.G. Kyle	X				X
E.H. Lawton, III	X			X
J.E. Linville	X			Chair
B.J. McGarvie				X	X
J.M. Micali		X	Chair		X	X
S. Nagarajan	X			X
M.D. Oken	X	Chair	X			X
M.J. Sanders						X
T.E. Whiddon	Chair	X	X		X
Number of 2016 Meetings	8	5	4	2	4	0

SONOCO 2017 PROXY STATEMENT	17

CORPORATE GOVERNANCE

BOARD MEETINGS AND COMMITTEES OF THE BOARD (CONTINUED)

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists the Board of Directors with oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s internal controls and its means of assessing and managing exposure to risk, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function. The committee is directly responsible for the appointment, compensation, and retention of the independent auditor, and for overseeing the performance of attest services provided to the Company.

The Executive Compensation Committee establishes the Company’s general compensation philosophy and oversees the development and implementation of compensation programs. The committee directly oversees the administration of the Company’s executive officer compensation programs, reviews and approves corporate goals and objectives, evaluates actual performance against those goals and objectives, and sets compensation for the Chief Executive Officer, Chief Financial Officer, and other executive officers. The committee does not delegate its decision-making authority relating to executive compensation. Further information about the committee’s processes and procedures relating to the consideration of executive compensation is set forth under the captions “Executive Compensation — Compensation Discussion and Analysis — Role of Executive Officers in Determining Executive Compensation” and “— Role of Independent Compensation Consultant” on page 37.

The Corporate Governance and Nominating Committee is responsible for developing and implementing corporate governance guidelines addressing the structure, mission, practices, and policies of the Board of Directors. The committee identifies, evaluates, and recommends individuals to the Board for nomination as members of the Board. The committee annually reviews the skills and characteristics of current Board members, and ensures that processes are in place for an annual appraisal of Chief Executive Officer performance, succession planning, and management development.

The Employee and Public Responsibility Committee provides oversight and guidance on social and public policy issues, including compliance with governmental or other regulatory requirements, which may affect business performance and public perception of the Company. The committee oversees the Company’s obligations to its employees and major public constituencies, including shareholders, customers, and the communities in which it operates.

The Financial Policy Committee provides oversight and monitoring of the Company’s financial planning and financial structure so as to provide congruence with the Company’s objectives of growth and sound operation. The committee reviews and evaluates the Company’s capital structure, significant financing transactions, financial risk management policies and practices, and investment funding and management of the Company’s defined benefit and postretirement benefit plans.

The Executive Committee is empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.

ANNUAL PERFORMANCE EVALUATION OF THE BOARD

Annually, the Corporate Governance and Nominating Committee administrates a comprehensive self evaluation of the Board and its committees to evaluate the Board’s effectiveness, to seek ways to improve its effectiveness and to identify matters that would benefit from extra attention. Each director completes a detailed questionnaire that is returned directly to the Lead Director who summarizes the responses for review and discussion by the Corporate Governance and Nominating Committee, and ultimately by the full Board.

THE BOARD’S ROLE IN THE RISK MANAGEMENT PROCESS

The Company oversees management of enterprise risk through its Risk Management Committee (RMC). The RMC is administrated by the Company’s Treasurer and its membership includes, among others, the most senior members of operating management and the Chief Financial Officer. The RMC holds three regularly scheduled meetings each year and may hold additional special meetings as needed. No such special meetings were held during 2016.

The RMC is guided in its activities and responsibilities by a risk management framework which is periodically reviewed and updated as necessary. As part of that development process, the most significant risks faced by the Company were identified, as well as where in the operating organization those risks are routinely monitored and managed. The RMC further identified certain specific risk areas that are sufficiently material or broad in nature to merit its direct ongoing oversight. Those risk areas are reviewed by the RMC on a rotational basis at its regularly scheduled meetings. Additionally, the RMC reviews other risk areas as needed, or to ensure that organizational risk management is functioning as identified in the framework.

18	SONOCO 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

While management, through the RMC, is responsible for managing enterprise risk, the Board provides oversight. The Board has delegated oversight of the Company’s risk management process and structure to the Audit Committee, which receives updates regarding the RMC’s activities and findings. As described in the table below, other Board committees are responsible for oversight of risk management for categories of risks relevant to their functions. The Board as a whole also reviews risk management practices in the course of its reviews of corporate strategy, business plans, Board committee reports, and other presentations.

Board / Committee	Primary Areas of Risk Oversight
Full Board	Strategic and operational risks associated with the Company’s products, markets, geographic diversification, acquisitions and divestitures, major litigation, and succession planning.

Audit Committee	Oversight of risk management process and structure; risks and exposures associated with financial reporting, internal controls, regulatory and other compliance, and litigation.

Financial Policy Committee	Risks and exposures associated with liquidity, interest rates, currency, pension funding and investment performance, insurance coverage, and significant capital transactions.

Executive Compensation Committee	Risks and exposures associated with executive development, succession policies and programs, and compensation policies and practices including incentive compensation.

Employee & Public Responsibility Committee	Risks and exposures associated with the environment, safety in the workplace, equal opportunity employment, litigation, public policy, and other matters involving the Company’s reputation.

Corporate Governance & Nominating Committee	Risks and exposures related to corporate governance, leadership structure, effectiveness of the Board and its committees, new director candidates, conflicts of interest, and director independence.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Executive Compensation Committee during the year ended December 31, 2016 were H.A. Cockrell, P.L. Davies, J.M. Micali, M.D. Oken, and T.E. Whiddon. None of the members of the Committee had any relationship required to be disclosed by Section 407(e)(4) of Regulation S-K.

SONOCO 2017 PROXY STATEMENT	19

RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS

R.H. Coker, an employee of the Company since 1985, is the brother-in-law of J.R. Haley who is a member of the Board of Directors. Mr. Coker is currently Senior Vice President, Rigid Paper Containers & Paper/Engineered Carriers International, and received total 2016 compensation of $1,631,000.

J.W. DeLoach, an employee of the Company since 1998, is the son of H.E. DeLoach, Jr. who is Executive Chairman of the Board of Directors. Mr. DeLoach is currently Regional Manufacturing Manager — Paper Stock Dealers, and received total 2016 compensation of $165,000.

J.M. Florence, Jr., an employee of the Company since 2015, is the son-in-law of H.E. DeLoach, Jr. who is Executive Chairman of the Board of Directors. Mr. Florence is currently Vice President, General Counsel and Secretary, and received total 2016 compensation of $381,000.

S. Nagarajan, a member of the Board of Directors of Sonoco, is Executive Vice President of Automotive OEM of Illinois Tool Works, Inc. (ITW). Sonoco sold $4,282,000 in products to and purchased $476,000 in products from ITW during 2016. All transactions were handled on a competitive basis. Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2017. The Board of Directors considered these relationships when making its determination of Mr. Nagarajan’s independence.

RELATED PARTY TRANSACTION APPROVAL POLICY

The Board has adopted a written policy that any transaction or series of transactions in which Sonoco is a participant, for which the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest must be approved by the Corporate Governance and Nominating Committee. The Board recognizes that such transactions may or may not be in the best interest of Sonoco and, as a result, empowers the Corporate Governance and Nominating Committee to evaluate all such related party transactions or series of transactions. The Committee is to approve only those transactions that it determines provide net economic value to us or where it is demonstrated to the satisfaction of the Committee that price, quality, service and other terms have been negotiated on an arms-length basis and are comparable to those available from unrelated third parties.

Our executive officers and directors are required to notify the Committee of the proposed and ongoing related party transactions prior to each meeting of the Committee and provide the Committee with all relevant information necessary for the Committee’s consideration, including any information requested by the Committee.

For purposes of this policy, a “related party” is (i) any executive officer or director, (ii) any nominee for director, (iii) a beneficial owner of more than 5% of our voting securities, or (iv) any immediate family member of an executive officer, director, nominee for director or greater than 5% beneficial owner. An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of an executive officer, director, nominee, or greater than 5% beneficial owner.

We also require that each executive officer, director, and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.

The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which our directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors, and the employment of family members of executive officers or directors.

20	SONOCO 2017 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information as of December 31, 2016, about beneficial owners known to us of more than 5% of our common shares. This information was obtained from Schedules 13G filed with the Securities and Exchange Commission by the entities named below, and we have not independently verified it.

Title of Class	Name and Address of Beneficial Owner	Number of Shares	Percent of Class
No Par Value Common	BlackRock Inc.(1) 55 East 52nd Street New York, NY 10055	10,791,047	10.8%
	The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	8,235,607	8.24%
	State Street Corporation(3) One Lincoln Street Boston, MA 02111	6,487,637	6.5%
(1)	In its most recently filed Schedule 13G, BlackRock, Inc. reported sole voting power with respect to 10,389,983 shares and sole dispositive power with respect to 10,791,047 shares.
(2)	In its most recently filed Schedule 13G, The Vanguard Group reported sole voting power with respect to 64,675 shares, shared voting power with respect to 11,200 shares, sole dispositive power with respect to 8,169,847 shares, and shared dispositive power with respect to 65,760 shares.
(3)	In its most recently filed Schedule 13G, State Street Corporation reported shared voting power and shared dispositive power with respect to 6,487,637 shares.

SONOCO 2017 PROXY STATEMENT	21

SECURITY OWNERSHIP OF MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of February 3, 2017, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table and by all executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent Of Class(2)	Vested Restricted Stock Units(3)	Deferred Compensation Units(4)	Performance- Contingent Restricted Stock Units(5)
H.A. Cockrell	—		—	—	8,267	—
P.L. Davies	—		—	—	31,096	—
H.E. DeLoach, Jr.	571,966		—	32,456	41,969	—
J.R. Haley	15,115		—	—	14,725	—
R.G. Kyle	—		—	—	2,900	—
E.H. Lawton, III	303,879	(6)	—	—	31,097	—
J.E. Linville	465,467		—	—	31,096	—
B.J. McGarvie	—		—	—	5,591	—
J.M. Micali	—		—	—	45,472	—
S. Nagarajan	—		—	—	3,275	—
M.D. Oken	7,350		—	—	31,023	—
T.E. Whiddon	15,590		—	—	31,096	—
M.J. Sanders	62,847		—	35,392	—	203,170
B.L. Saunders	43,897		—	16,903	—	—
R.C. Tiede	70,217		—	16,931	9,838	4,944
R.H. Coker	173,124	(7)	—	12,526	—	—
R.D. Fuller	77,651		—	—	—	—
All Executive Officers and Directors as a group (26 persons)	1,927,750		1.9%	198,814	287,445	274,963
(1)	The directors and named executive officers have sole voting and dispositive power over the shares unless otherwise indicated in the footnotes. The number does not include shares owned by family members or entities unless the named individual shares voting or dispositive power with respect to such shares.

Included are shares that would be issuable upon exercise of only those Stock-settled Stock Appreciation Rights (“SSARs”) that have vested, or will vest within 60 days of February 3, 2017, as to which our stock price on February 3, 2017 of $55.03 exceeded the exercise price (“SSARs with appreciation). These SSARs were granted under the 2008 Long-Term Incentive Plan (“2008 Plan”), the 2012 Long-Term Incentive Plan (“2012 Plan”) and the 2014 Long-Term Incentive Plan (“2014 Plan”) for the following named executive officers:

	Total Vested / Exercisable SSARs	SSARs with Appreciation as of February 3, 2017	Net Shares Issuable Upon Exercise of SSARs with Appreciation that are Included in the Above Table
M.J. Sanders	165,986	165,986	34,451
B.L. Saunders	66,210	66,210	14,339
R.C. Tiede	52,834	52,834	10,740
R.H. Coker	78,060	78,060	21,351
R.D. Fuller	21,473	21,473	4,487
All Executive Officers as a group	544,648	544,648	125,949

Also included are 20,556 Restricted Stock Units which will be issued within 60 days, 19,420 shares held in our Dividend Reinvestment Plan and 14,307 shares held in our Savings Plan.

22	SONOCO 2017 PROXY STATEMENT

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Shareholdings in this column do not include deferred restricted stock units, compensation that has been deferred into Sonoco stock equivalent units, or performance contingent restricted stock units granted under the 1991 Plan, 2008 Plan, 2012 Plan or 2014 Plan. Please see the columns to the right and footnotes 3, 4, and 5 below.
(2)	Percentages not shown are less than 1%.
(3)	Issuance of these shares has been deferred until after separation of service; accordingly, no present dispositive or voting rights are associated with them.
(4)	Compensation deferred into Sonoco stock equivalent units. No dispositive or voting rights are associated with these units.
(5)	Performance-contingent restricted stock unit payouts which vested under the Long-term Incentive Compensation Program for the three year performance periods ended December 31, 2005 through December 31, 2015. Issuance of these shares has been deferred until after separation of service and no present dispositive or voting rights are associated with them.
(6)	Includes 258,574 shares owned by an educational trust of which Mr. Lawton is a trustee. Mr. Lawton shares voting and investment power over these shares with six other trustees, but he has no pecuniary interest in, and disclaims beneficial ownership of, these shares.
(7)	Includes 124,626 shares pledged as a security.

DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board of Directors has adopted stock ownership guidelines for outside directors, which establish a target level of ownership of our common stock based on years of service as a director. The guidelines are as follows: 3,000 shares, 5,000 shares and 8,000 shares after two, four, and six years of service, respectively. Compensation deferred into Sonoco stock equivalent units and Deferred Stock Equivalent Units is included in determining whether these guidelines have been met. All of our directors are in compliance with these guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.

As is the practice of many companies, we file the required reports for our directors and executive officers based on the records we have and information furnished to us by our directors and executive officers. Based on such information and written representations made to us, in 2016 all of the required filings were made on a timely basis except Forms 4 filed on July 28, 2016 for R.L. Puechl and R.P. Schrum representing the exercise and sale of stock-settled stock appreciation rights. Due to an administrative error, these two reports were filed one day late.

SONOCO 2017 PROXY STATEMENT	23

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE SUMMARY
Our compensation decisions in 2016 were a result of a combination of internal and external factors with the overarching goal of linking pay with	NAMED EXECUTIVE OFFICERS (NEO)

performance and creating long-term shareholder value.

Our decisions involving 2016 goal setting and other actions influencing executive compensation were based on our expectation for modest volume growth in our consumer, industrial and protective packaging served markets; lower commodity costs, which would lead to a favorable price/cost relationship; productivity improvements, which would more than offset higher operating expenses; while lower pension and post-retirement expenses would help offset depreciation expense and the negative impact of foreign exchange.

PERFORMANCE HIGHLIGHTS AND KEY ACCOMPLISHMENTS

During the year, we continued our commitment to Re-envision Sonoco through our Grow and Optimize strategy, which is focused on optimizing our portfolio of businesses to meaningfully shift our mix to a more consumer and protective packaging orientation in order to deliver improved growth, more consistent earnings and better returns.

As a result, we met many of our targeted 2016 goals despite flat to negative growth from many of our largest consumer product customers and generally muted GDP growth around the world. Overall, we achieved record GAAP and base earnings, as gross profit margin expanded 90 basis points to the highest level in 15 years.

M. Jack Sanders

President and CEO

Barry L. Saunders

Senior Vice President and CFO

Robert C. Tiede

Senior Vice President, Global Consumer Packaging and Services, Protective Solutions, Reels

Robert H. Coker

Group Vice President, Global Rigid Paper and Closures, Paper and Industrial Converted Products EMEA, Asia, Aust/NZ

Rodger D. Fuller

Group Vice President,

Paper and Industrial Converted Products Americas

Our 2016 financial performance highlights include:

$2.72

GAAP earnings for 2016 were a record $2.81 per diluted share, up 15.2% from 2015, including the benefit of the sale of our blow molding operations, net of restructuring, impairment, transaction costs and others charges. Base earnings (as defined on page 18 in the 10K) were a record $2.72 per diluted share, up 8.4% from 2015. Each of our four business segments reported year-over-year improvement in operating profit, with our targeted growth businesses – Consumer Packaging and Protective Solutions – reporting record results.

$253 Million

Cash returned to shareholders through sector leading dividends and $107 million in share repurchases. Over the past decade, Sonoco has returned approximately $1.59 billion to shareholders. In 2016, we raised the common stock dividend paid to shareholders by 6.6% to $1.46 per share, on an annualized basis. We have paid quarterly dividends since 1925 and increased dividends for 34 consecutive years.

11.1% Annual RONAE (return on net assets employed) improved from a 10% annual return in 2015. The increase in RONAE is primarily attributable to the improvement in operating profit in 2016.

24	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

Our 2016 key accomplishments include:

Optimize
the Portfolio

We further optimized our portfolio by divesting our blow molding operations for approximately $280 million, before taxes and fees. Two other small divestitures, including a paper mill in France and a retail security operation in Puerto Rico, further strengthened our operating and financial position. In addition, we spent approximately $89 million to acquire a Southeast regional flexible packaging company, a U.K.-based passive temperature-assured packaging company and a small active temperature-controlled cargo container business.

Strong Financial Position

Our capital structure is one of the strongest in the packaging sector with a total debt-to-total capital ratio of 40.4%, a reduction from 42.4% in 2015. With a solid investment grade debt rating of BBB+ from Standard & Poor’s, we are well positioned to grow our businesses through targeted investments and strategic acquisitions, while continuing to return cash to shareholders.

32.9%

Our one-year total return to shareholders*. This performance compares with 12% improvement by the S&P 500 and 19% gain by the Dow Jones U.S. Total Market Containers and Packaging Index. Over the past five years, Sonoco has produced an 88.6% total return to shareholders.

*Cumulative stock price appreciation, plus dividends, with dividends reinvested.

EXECUTIVE COMPENSATION PLAN OVERVIEW

The Executive Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all executive compensation. In reviewing the 2016 achievements, the Committee noted strong management team performance in several areas when compared with the performance of our packaging peers.

While the Company met many of our financial, operational and strategic commitments, we did not fully meet all short term and long term targets. As a result, consistent with the Company’s philosophy to pay for performance and to pay within reason, executive compensation reached just above target levels in the annual incentive plan. Specifically, the Performance-based Annual Cash Incentive payout was 108% of Target, as described in detail under “2016 Committee Actions – Performance-Based Annual Cash Incentive” on page 30. The 2014 – 2016 Long-Term Incentive Plan vested at 98.8% of Target and is described in more detail under “Results of 2014 – 2016 PCSU Performance Cycle” on page 33. The specific drivers and results of these two plans, as well as other components of executive compensation, are covered in detail in later sections.

Highlighted below is an overview of Sonoco’s goals regarding executive compensation, followed by the compensation objectives and elements of our executive compensation programs. The rationale of the key actions and decisions made with respect to our executive compensation programs in 2016 is also provided through several sections of the Compensation Discussion and Analysis.

SONOCO’S GOALS REGARDING EXECUTIVE COMPENSATION

Pay for performance

Compensation should provide incentives for and reward the creation of value for the Company stakeholders. As such, we believe a substantial portion of executive compensation should be tied to relevant financial and/or operational outcomes that (a) reflect the decisions and efforts of those being compensated, and (b) contribute to the creation of value over the long term. While compensation should ultimately reward long-term performance, incentives for short-term (i.e. annual) performance objectives are also appropriate to the extent they support sustainable value creation. As illustrated on page 27, 84%

SONOCO 2017 PROXY STATEMENT	25

EXECUTIVE COMPENSATION

of our CEO’s target total direct compensation and 72% of our other NEOs’ target total direct compensation is tied to Company performance, which we believe is a significant driver of shareholder value.

Pay within reason

Compensation levels and performance targets should be sensible with in the context of a company’s peer group, taking into account difference in company size and complexity, as well as performance. The Committee retains an independent consultant that provides advice relating to executive officer and director compensation, but does not provide any other services to the Company. The Board reviews comparative pay data, proxy data for packaging peer companies and tally sheets as input into compensation decisions and selects peer companies based on relevant business metrics. We provide only minimal perquisites.

Listen

Sonoco intends to regularly seek input from shareholders regarding compensation. To that end, annual advisory votes on “Say on Pay” provide shareholders with a consistent communication channel to provide input on compensation decisions.

Comply and Communicate

Sonoco seeks to clearly articulate a compensation philosophy that serves as the foundation for all of its pay programs and decisions, and to clearly disclose the Board’s decision-making process, from the selection of peer groups and performance targets, through performance assessment and award determination.

Encourage stock ownership

Sonoco values ownership and retention by its directors and executives because we believe that it reinforces a strong shareholder mindset. Executives are expected to maintain a substantial ownership interest for the duration of their employment. We have a no-hedging policy that prohibits our directors, executive officers or other employees from entering into speculative transactions in our stock that would cause personal interests to conflict with the best interests of the Company and its shareholders. In addition, we have an anti-pledging policy that prohibits Directors and executive officers who are subject to target common stock ownership guidelines from pledging any of the shares they are required to own under such guidelines to secure any indebtedness. Our equity compensation plans do not permit backdating, re-pricing, or retroactively granting equity awards, or payment of dividend equivalents on unearned performance shares or stock options.

Minimize guarantees

Sonoco believes its senior executives should be engaged without employment contracts that guarantee salary or incentive payment or that provide substantial severance payments upon termination (absent a change in control). In addition, Sonoco provides limited executive benefits and perquisites and does not provide tax gross-ups to our NEOs.

Lead by example

Director compensation should be reasonably structured to reward the efforts of directors without compromising the independence necessary to protect shareholders’ long-term interests. We believe that payment of a significant portion of directors’ fees in stock that must be held for a duration of the director’s service helps align directors’ interest with the interest of other shareholders.

Say on Pay

At the April 2016 Annual Meeting, 97.7% of stockholders who cast a vote for or against the proposal, voted in favor of the Company’s “Say on Pay” proposal on executive compensation. The Compensation Committee did not make any material changes to the design of 2016 executive compensation program as a result of this vote.

SHAREHOLDER ENGAGEMENT

Throughout the year, management engaged in a direct dialogue with many of our largest shareholders to solicit their feedback and gather information on their views and opinions on various governance issues, including executive compensation. In addition, we provide regular updates on our performance and strategic actions to investors and participate in numerous investor conferences, one-on-one meetings, site visits, earnings calls and investor and analyst conversations. In 2016, we engaged a third-party to conduct interviews with several large current and prospective stockholders, and sell-side research analysts, in order to better understand investor perceptions. We plan to use insights gathered from all of our outreach efforts to tailor our engagement and outreach efforts in 2017. See further information on “Communicating with the Board.”

COMPENSATION OBJECTIVES

The Committee is comprised of all independent directors. The Committee establishes the Company’s overall compensation philosophy, oversees the development and implementation of various compensation programs and determines the executive compensation provided to all our executive officers, including our NEOs. Information about the purposes of the Committee and its processes and procedures for consideration and determination of executive officer compensation is outlined under the caption “Board Meetings and Committees of the Board — Executive Compensation Committee” on page 18 of this Proxy Statement and a copy of the Committee’s charter is also available in the Investor Relations section of our website at www.sonoco.com. The Committee does not delegate its decision-making authority relating to executive compensation.

26	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

Our compensation program is designed to meet three principal objectives:

•	Attract, retain and reward executives whose contributions support the Company’s long-term success;

•	Encourage achievement of both short and long-term financial and strategic goals by directly linking executive compensation to Company performance; and

•	Maintain consistent and continuing alignment of management actions and shareholders’ interests.

Each aspect of our overall compensation program is designed to support these objectives to various degrees, with the overarching goal of maximizing long-term shareholder value.

PAY MIX AND PAY PHILOSOPHY

The executive compensation program consists of several components:

Direct compensation elements, consisting of

•  Base salary

•  Performance-based annual cash incentive

•  Long-term equity incentive

Executive benefit elements, consisting of

•  Supplemental executive retirement benefits

•  Executive life insurance

Minimal perquisites

WEIGHTINGS OF DIRECT COMPENSATION ELEMENTS

Base salary, performance-based annual cash incentive and long-term equity incentives comprise total direct compensation for each executive. With the exception of base salary, all elements of direct compensation are variable and intended to fluctuate based on performance as measured by both operating results and changes in shareholder value. This pay mix supports our pay-for-performance compensation objective and places a significant amount of compensation at risk. As illustrated below, 84% of the CEO’s target total direct compensation and 72% of the other NEOs’ target total direct compensation are at risk.

Compensation for all the NEOs, including the CEO, places more weight on long-term incentives than annual incentives to reflect the importance of making strategic decisions that focus on long-term results. The CEO’s long-term incentives have the greatest weighting to provide the strongest alignment of his compensation with long-term shareholder interests.

The following charts illustrate the allocations of direct compensation elements and are based on 2016 direct compensation elements at target. For annual performance-based cash incentives, “target” incentive is used as described in the “Performance-Based Annual Cash Incentive” section on page 29. For long-term equity incentives, “target” is equal to the grant date value of the share allocation and is described in the “Long-Term Equity Incentives” section on page 31. The method used to value shares is consistent with the information presented in the “Summary Compensation Table” on page 39.

2016 Targeted Total Direct Compensation

SONOCO 2017 PROXY STATEMENT	27

EXECUTIVE COMPENSATION

USE OF NATIONAL MARKET SURVEYS AND PEER COMPANY DATA

The Committee relies on two sources of data to set specific compensation levels. The first source of data is derived from national compensation surveys conducted by three independent consulting firms, Hay Group, Aon Hewitt, and Towers Watson. These surveys cover a large number of similar corporate officer positions nationally. We refer to this as our “National Survey Data”. We match our corporate officer positions to the survey positions using the aggregate data that has been size-adjusted based on revenue and/or scope parameters, which helps to ensure that the data reflects the national market for talent among companies comparable in size to Sonoco. Likewise, we match division officer positions to similar positions in the survey data for comparable division revenue ranges. In addition to the National Survey Data, at least annually, the Committee’s consultant prepares customized compensation studies with respect to our NEOs in comparison to the NEOs of a 13-company group of packaging companies approved by the Committee that we refer to as our “Peer Group”. The Peer Group companies have revenues, assets and market capitalization similar to those of Sonoco. Effective 2016, the Committee approved the removal of Mead Westvaco and RockTenn as peer companies and replaced them with Berry Plastics Group. The combined company Westrock (merger of Westvaco and RockTenn) brought the company size and revenue profile outside of our targeted range. The Committee approved the addition of Berry Plastics as an appropriate peer based on scope and size of company.

The 13 Peer Group companies, each of which has revenues that generally range between 50% and 200% of Sonoco’s revenue are:

Aptar Group Incorporated	Graphic Packaging
Avery Dennison Corporation	Greif Incorporated
Ball Corporation	Owens-Illinois Incorporated
Bemis Company Incorporated	Packaging Corporation of America
Berry Plastics Group	Sealed Air Corporation
Crown Holdings Incorporated	Silgan Holding
Domtar

The Committee uses the aggregate compensation data from the broader National Survey Data to set specific compensation levels, but cross checks these levels against the Peer Group company data. In most cases the data from both sources are comparable.

COMMITTEE REVIEW OF OVERALL COMPENSATION COMPONENTS AND AGGREGATE AWARDS

To evaluate the overall competitiveness of the executive compensation program, each year at its April meeting, the Committee reviews the total compensation package for each executive officer. This includes review of a tally sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last ten years (or term as an executive officer, if less), stock options or stock-settled stock appreciation rights outstanding and the option price, unvested performance contingent restricted stock units (projected at threshold, target, and maximum), unvested restricted stock units, the value of accrued retirement benefits, and the amount of executive life insurance coverage. The Committee also reviews each element of the total amount of compensation awarded and realized during the prior year.

The Committee assesses total executive compensation, to determine where total executive compensation falls in relation to peer companies, and to assess how the Company’s overall compensation programs operate. The Committee reviews tally sheets for each NEO and may make changes in overall plans or individual elements if it determines they are appropriate to meet overall compensation objectives.

The Committee does not have a practice of adjusting the size of current and future compensation awards or compensation program components to reflect amounts realized or unrealized by an individual from prior equity grants. In other words, awards are not increased to compensate for prior performance below target, nor are they decreased because of prior performance above target. Likewise, since earnings on equity compensation are not included in any pension calculation formula, any gains, or lack thereof, from prior awards are not considered in setting or earning retirement benefits.

28	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

DESCRIPTION OF DIRECT COMPENSATION ELEMENTS AND 2016 COMMITTEE ACTIONS

This section describes the direct compensation elements for the Company’s Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers. We refer to these five executive officers as our Named Executive Officers (“NEOs”).

Base Salary

The Committee uses base salary to attract, retain and reward executives based on demonstrated experience, skills and competencies relative to the salary midpoint of the job. To accomplish this, the Committee establishes a salary midpoint for each executive officer position based on a structured job evaluation system used for broad based compensation in the Company as well as a comparison to the National Survey Data at median as outlined above. Each year, the Committee reviews the base salary of all executives including the CEO and other NEOs. The decision on whether to award merit increases for the executive officer group as a whole takes into consideration the salary and wage increases being awarded to other levels of employees in the Company, the current economic environment, and the operating results of the Company. The decisions relative to the amount of individual merit increase awards are based primarily on each executive’s performance in the past year, readiness for promotion to a higher level, experience and skill set relative to peer counterparts, and criticality to the Company, as well as the relationship of the executive’s current salary to the base salary midpoint for the position. Generally, executives who are newly promoted are positioned below the salary midpoint (50th percentile), whereas those who are highly experienced and performing at superior levels are compensated above the midpoint.

Base salary increases are also considered and awarded upon promotions or appointment to positions of greater responsibility.

2016 Committee Actions — Base Salary

At its April 2016 meeting, the Committee approved merit increases for the executive officer group. In making the increases the Committee considered the executives’ overall performance, contribution to the Company’s results, experience and market competitiveness. The CEO and other NEOs, with the exception of Messrs Coker and Fuller, each received a merit increase of 3%. Messrs Coker and Fuller each received a 3.5% merit increase, which was consistent with market adjustments as well as their overall performance.

Performance-Based Annual Cash Incentive

The Committee uses performance-based annual cash incentives designed to align executives’ interests with those of our shareholders by focusing on strong annual financial and operating results. In 2000, the Board of Directors adopted, and the shareholders approved, the Performance-Based Annual Incentive Plan for Executive Officers (“PBAI Plan”). Under the terms of this plan, an annual maximum of 2.75% of income from operations, as defined in the plan, was established as an incentive pool for the NEOs other than the CFO. The total amount of annual incentive awards paid to these individuals cannot exceed this maximum and any individual participant award cannot exceed 30% of the pool. The amounts of actual incentive awards made by the Committee to the NEOs have historically been substantially lower than the maximum plan award levels allocated by the PBAI Plan. The Committee uses negative discretion under the PBAI Plan to reduce the maximum awards using such factors as it deems appropriate with the primary factor being the performance against the goals in the Officers’ Incentive Plan (“OIP”) as described in the paragraphs below.

To determine the actual awards each year, the Committee establishes under the OIP a “threshold” a “target” and a “maximum” incentive amount for each NEO, including the CFO who is not covered under the PBAI Plan. These represent a percentage of base salary. Each level (threshold, target and maximum) represents different Company performance and year over year growth expectations considering factors such as the Company’s annual operating budget for the year, the Company’s prior year’s performance, and the historical performance levels of our packaging peer group. Target is established at a performance level considered to be above average performance, and the corresponding compensation level equates to what is considered competitive as compared to National Survey Data. Threshold goal is set at what is considered minimally acceptable performance, while maximum goal equates to what is believed to represent superior performance for the year and correspondingly an above national survey median compensation opportunity. “Threshold” level of payout is equal to 40% of “target” payout. “Maximum” payout is equal to two times “target” payout.

The Committee has authority to adjust payouts under the OIP to individual participants based upon consideration of individual performance and/or other factors that the Committee determines warrant an adjustment, such as external market challenges or global economic events. Under no circumstance would the payout exceed the maximum potential under the shareholder approved PBAI Plan. No such adjustments took place in 2016.

The Committee also determines each year the types of financial measures that will be used under the OIP. Normally, performance at budget will earn a “target” award since budget is set to reflect what the Board believes will represent above average performance for the year versus

SONOCO 2017 PROXY STATEMENT	29

EXECUTIVE COMPENSATION

our Peer Group. However, the Committee may choose to set “target” incentive for performance above or below budget depending on the degree of difficulty in achieving budget in any one year. Similarly, the Committee estab-

lishes financial objectives for maximum incentive that are above budget, which is believed to be superior performance for the year.

2016 Committee Actions — Performance-Based Annual Cash Incentive

Under the PBAI Plan for 2016, the maximum incentive pool available for all NEOs except the CFO was $10,598,000 of which no more than 30% ($3,179,400) could be allocated to any one participant. The actual awards paid were determined by the Committee in its exercise of negative discretion, primarily on the basis of performance under the OIP as described below.

The Committee relies on National Market Surveys and peer company data to determine target incentive levels~~.~~ For 2016, the Committee established an annual incentive compensation threshold, target, and maximum payout under the OIP for each NEO, as follows:

	Annual Incentive Compensation at Threshold*	Annual Incentive Compensation at Target*	Annual Incentive Compensation at Maximum*
M.J. Sanders	44%	110%	220%
B.L. Saunders	30%	75%	150%
R.C. Tiede	30%	75%	150%
R.H. Coker	28%	70%	140%
R.D. Fuller	28%	70%	140%
*	as a percentage of base salary

Financial performance measures are established each year and for 2016, the Committee considered year over year growth in base earnings per share to be the most critical performance measure for determining share price and, in turn, shareholder value. Therefore, the Committee applied the heaviest weight to this performance measure for all NEOs. Base earnings per share is a non-GAAP measure and information about how base earnings per share was calculated is provided on page 18 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission.

In addition to the base earnings per share performance measure the Committee selected sales volume growth and working capital as key performance variables essential to maximizing shareholder value.

Sales volume growth is the year over year increase in revenue attributable to changes in volume and mix, excluding the impacts of prices, exchange rates, acquisitions, divestitures and discontinued operations.

A working capital metric was included as a performance measure to encourage efforts to increase cash flow through the reduction in our working capital requirements. Working capital improvement is based on a year over year 12-month comparison, and is stated in terms of working capital or cash gap days (days of accounts receivable and inventory less days of accounts payable).

All of the NEOs were assigned the following financial measures and weightings for the 2016 OIP.

Incentive Plan Financial Measures	Weightings
Base Earnings per Share	60%
Sales Volume Growth	25%
Working Capital	15%

The financial measure goals established under the OIP at the beginning of the year, and the actual 2016 financial performance were as follows:

	Threshold	Target	Maximum	Actual 2016 Performance
Base Earnings per Share Growth	0%	7.6%	9.2%	8.4%
Sales Volume Growth	.9%	1.8%	2.5%	.10%
Working Capital Cash Gap Days	0%	2.6%	5%	1.7%

30	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

Our base earnings per share were $2.724 which resulted in this component’s 60% weighting of incentive payments under the OIP being earned at 160% of target. Information about how base earnings per share was calculated is provided on page 18 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission.

Sales volume growth for 2016 was $5,548 million (0.10%), which resulted in this component’s 25% weighting of incentive payments under the OIP performing below threshold and receiving zero payout.

Working capital cash gap days were 45.2 days, which resulted in this component’s 15% weighting of incentive payments under the OIP being earned at 80% of target.

The following table shows the dollar amount of annual incentive compensation awarded to each of the NEOs for 2016 after applying the results of the performance measures and weightings mentioned above. The table also includes the percentage of target, the actual percentage of each NEO’s base salary and the percentage of change from the prior year.

Officer	Annual Incentive Compensation For 2016	Percentage of Target	Percentage of Base Salary	Percent Change from Prior Year
M.J. Sanders	$1,235,301	108.0%	118.8%	15.9%
B.L. Saunders	444,491	108.0%	81.0%	17.4%
R.C. Tiede	459,870	108.0%	81.0%	14.1%
R.H. Coker	356,597	108.0%	75.6%	14.4%
R.D. Fuller	357,829	108.0%	75.6%	212%	*
*	Mr. Fuller’s prior year annual incentive payment was based on performance metrics specific to a business division and resulted in below threshold performance for 2015.

Long-Term Equity Incentives

The Committee uses long-term equity incentives to align executives’ interests with long-term shareholder interests and to provide opportunities for increased stock ownership, which we believe enables us to attract and motivate our executives as well as promote retention. In 2016, long-term equity incentives were awarded under our 2014 Long-Term Incentive Plan, which was approved by our shareholders in 2014 (the “2014 Plan”). The 2014 Plan provides for various types of equity awards, including restricted stock, restricted stock units, stock appreciation rights, options, performance shares, and performance units. Each year, the Committee determines the types of awards that will be granted under our long-term plan then in effect, and establishes performance measures and performance periods for performance-based awards, and vesting schedules. The awards the Committee granted in 2016 under the 2014 Plan were comprised of performance contingent restricted stock units (“PCSUs”), stock-settled stock appreciation rights (“SSARs”) and restricted stock units (“RSUs”).

To determine the amount of equity awards to be granted to each executive officer position, the Committee uses competitive survey data as previously described, to first determine the target total direct compensation (base salary, performance-based annual cash incentives and long-term equity incentives) value to be provided for each executive officer position. We generally position target total direct compensation at approximately the median level. However we do consider other factors such as time in the role, individual performance, internal equity and difficulty to replace. To establish the amount of long-term equity award for each position, the Committee subtracts the sum of the market rate or actual base salary (whichever is higher) and the annual cash incentive compensation target from the target total direct compensation amount derived from the competitive survey data. This amount of long-term equity award for each executive officer position is then denominated into a target mix of such types of awards permitted under the 2014 Plan as the Committee determines. For 2016, the target mix of awards for each officer was 50% PCSUs, 25% SSARs and 25% RSUs, which the Committee determined provides appropriate focus on financial goals and on long term value creation for the Company’s shareholders. The actual target number of PCSUs, SSARs, or RSUs for each officer position may be adjusted up or down from the competitive benchmark based on the assessment of individual performance in the past year. The Committee believes that varying the initial target shares under the plan provides a strong motivator to achieve personal performance objectives.

It is our practice to grant PCSUs, SSARs, RSUs, or other equity awards on the date of the first regular Board of Directors meeting in the calendar year. During the February meeting, the Committee establishes the target goals and awards for the upcoming performance-based annual cash incentive plan as well as the long term equity incentives. This allows the Committee to balance the elements of total direct compensation. It also allows granting of the equity awards close to the time of the annual performance reviews, which increases the impact of the awards by strengthening the link between pay and per-

SONOCO 2017 PROXY STATEMENT	31

EXECUTIVE COMPENSATION

formance. The recipients and the corresponding number of shares of equity awards, including PCSUs, stock options or SSARs and RSUs, are approved by the Committee at its regular meeting on the day prior to the Board of Directors meeting. We occasionally make special stock option or SSAR awards to new employees. In such case, the exercise price is based on the closing price of our stock on the recipient’s first day of regular employment. We also occasionally make stock option, SSAR awards or grants of RSUs to a corporate officer in recognition of a promotion or a change in position status. The effective date of these awards is the day following approval by the Committee or the date of approval by the Board in the case of a new officer election.

PCSUs

Grants of PCSUs are designed to reward participants for their contributions to the Company’s long-term success. The Committee believes that the NEOs have the most direct influence on achieving Company financial goals and therefore the PCSUs are weighted significantly more than the SSARs and RSUs. Under the plan, actual PCSU shares earned are subject to the degree to which three-year Company financial goals are met and, beginning in 2015, can vary between 0% and 200% of the target shares, and must meet threshold performance in order to achieve a payout.

To establish the three-year performance targets for PCSUs, the Committee takes into consideration the year’s budget for earnings per share, the longer term business outlook, and the Board’s expectations regarding acceptable, superior and outstanding business results over the three-year time horizon. The Committee establishes vesting requirements for meeting threshold, target and maximum goals that, in the judgment of the Committee, represent achievement of acceptable, superior and outstanding performance in the context of the Company’s stated objectives for total return to shareholders and returns on capital and equity.

We do not pay any current dividends or credit any dividend equivalents on unvested PCSUs. For any PCSUs that vest, but are deferred until six months after separation from service by an individual executive officer, dividend equivalents are accumulated and converted into additional PCSUs from the time of vesting until the issuance of actual shares.

SSARs

Grants of SSARs provide the participant with the ability to profit from the appreciation in value of the Company’s stock. SSARs are only valuable to an executive if our stock price increases during the term of the award. The SSAR exercise price is based on the closing price of our stock on the day of the February Board meeting. SSAR awards, made after 2014, vest over a period of three years and have a 10-year term from the date of grant. The first vesting date occurs on the one-year anniversary of the grant, and the SSAR will only have value if the award is both vested and the stock price increases above the grant price during the award’s ten year term.

RSUs

Grants of RSUs are intended to foster executive officer retention. RSU awards, made after 2014 and as a portion of the Company’s long-term incentive plan, vest in one-third increments starting on the one-year anniversary of the date of grant. All award recipients must be actively employed on the vesting date to receive their vested shares. RSUs do not have voting rights, and dividends, in the form of shares, begin to be provided upon vesting. For any RSUs that vest, but receipt of which is deferred until six months after separation from service by an individual executive officer, dividend equivalents are accumulated and converted into additional RSUs from the time of vesting until the issuance of actual shares.

We have a practice of making a special grant of time vesting RSUs to individuals when they are first elected an executive officer in recognition of this event and the individual’s increased responsibility. The value of RSUs granted is based on position. The special grant of officer RSUs are credited with dividend equivalents, which are not paid out until receipt of the shares. These RSUs vest in three equal increments on the third, fourth and fifth anniversary of the grant if RSUs are granted all in one year, or at the third anniversary of each grant if granted over three years. Receipt of RSUs occurs six months following separation from service.

2016 Committee Actions

PCSUs

On February 9, 2016, the Committee approved PCSU grants to our executives, including the NEOs. The value of the PCSU grants were weighted at 50% of the NEOs’ total long-term incentive compensation award. The FASB ASC Topic 718 grant date fair values of PCSUs granted to the NEOs and the number of PCSUs available at threshold, target, and maximum are shown in the “2016 Grants of Plan-based Awards” table on page 42.

32	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

Consistent with prior years, the Committee established goals for vesting of the 2016 PCSUs based on two key financial measures: average return on net assets employed (“RONAE”) and cumulative growth in Base Earnings Per Share (“BEPS”) over the three-year performance period. These goals are as follows:

	Threshold Vesting	Target Vesting	Maximum Vesting
Average Three-Year RONAE*	10.3%	10.9%	11.4%
Three-Year Cumulative Growth in BEPS**	6.0%	15.0%	24.0%
*	Actual performance level required within the range depends on capital invested in acquisitions over the three-year period. The RONAE goals will be adjusted down for every dollar of capital investment made in acquisitions at an effective rate of 0.1% for every $100 million of acquisition investment multiplied by the percent of time remaining in the three-year performance cycle as of the date of the acquisition.
**	BEPS is adjusted to exclude non-service pension and post-retirement cost changes. The percentages above equate to a Base Earnings per Share Growth Rate (BEPSGR) of 1.5%, 4.1% and 7.0% for threshold, target and maximum performance levels, respectively. BEPSGR is the constant compounded annual growth rate represented by the cumulative change in annual BEPS for the most recently completed year preceding the grant date.

The Committee believes that both elements are critical factors in determining long-term shareholder value. For the 2016 awards, the average three-year RONAE is weighted 60% and the three-year cumulative growth in BEPS is weighted 40%.

Results of 2014-2016 PCSU Performance Cycle

PCSUs

On February 11, 2014, the Committee granted PCSUs to our executives, including the NEOs. The target performance for the average three year RONAE was 10.12%, which reflects application of the original plan provisions related to capital investments made in acquisitions to the initial target level (10.4%), and the target performance for the three year cumulative BEPS was $7.39. The vesting of these PCSUs was dependent on achieving pre-determined growth levels of average RONAE and cumulative BEPS growth for the three-year performance period from January 1, 2014 through December 31, 2016.

The Company’s actual performance for RONAE was a three-year average of 10.12% and was at target performance under the plan. The BEPS growth requirements were measured against the 2013 and 2014 BEPS after taking into consideration the 2013 and 2014 financial restatements. As a result, the Company achieved a cumulative BEPS of $7.37 for the three year performance period which was below target. At the end of 2016, PCSUs vested at 98.8% of target. The PCSUs that have been earned and have vested are shown in the “2016 Option Exercises and Stock Vested” table on page 45.

SSARs

On February 9, 2016 the Committee approved SSAR grants to our executives, including the NEOs. As stated above, the SSAR awards were weighted at 25% of the NEOs’ total long-term incentive compensation award. The SSARs vest in equal installments on the first, second and third anniversaries of the grant and the grant price was set at $40.41 per share, the closing market price of our common stock on February 10, 2016, the date of grant. These SSARs will be valuable to the recipients only if the award vests and the market price of our stock exceeds $40.41 during the ten-year term of the award. The grant date fair values and the number of SSARs granted to each of the NEOs are included in the “2016 Grants of Plan-Based Awards” table on page 42. Target grants were calculated as described under “Long-term Equity Incentives” on page 31.

RSUs

On February 9, 2016 the Committee approved time-vested RSU grants to our executives, including the NEOs. The RSU awards were weighted at 25% of the NEOs’ total long-term incentive compensation award. The RSUs vest in equal installments on the first, second and third anniversaries of the grant. The grant date fair values and the number of RSUs granted to each of the NEOs are included in the “2016 Grants of Plan-Based Awards” table on page 42. Target awards were calculated as described under “Long-term Equity Incentives” on page 31.

These RSU awards for each of the NEOs, combined with their PCSU and SSAR awards discussed above, equate~~s~~ to approximately 67% of the CEO’s and 51% of the other NEOs target total direct compensation, which is consistent with our pay for performance objective.

SONOCO 2017 PROXY STATEMENT	33

EXECUTIVE COMPENSATION

DESCRIPTION OF OTHER EXECUTIVE COMPENSATION AND BENEFIT ELEMENTS

Employment Contracts and Potential Payments Upon Termination or Change in Control

The Company has not historically provided employment contracts, severance agreements, change in control agreements, or other such financial security arrangements to our executive officers. We may, however, from time to time, assume an existing employment contract in connection with an acquisition and/or negotiate individual severance compensation arrangements in exchange for a non-compete agreement at the time of separation as circumstances warrant.

Our long-term equity incentive plans do contain provisions for prorated or accelerated vesting of equity awards in the event of death or disability, and in certain cases retirement or change in control. SSAR grants and RSU grants provide that if involuntary (or good reason) termination of employment occurs within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, unvested SSARs and RSUs will immediately vest upon the date of termination. The Committee believes these provisions are necessary so that the executive officers can focus on long-term Company growth and improving stock value without being concerned about risk of forfeiture. PCSU grants provide that unvested stock units will vest on a prorata basis at target upon a change in control. The Committee believes performance metrics can be disrupted and possibly become obsolete in determining the appropriate number of shares to vest during a change in control. See “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 52. These provisions apply similarly to all plan participants, including those below the executive officer level.

Deferred Compensation Plan

We provide a Nonqualified Deferred Compensation Plan (“NQDC”) for our executive officers, including our NEOs, which is in line with general market practice, and the Committee believes it is an important part of an attractive rewards program necessary to recruit and retain qualified executive officers. Under the NQDC, our NEOs may voluntarily defer the receipt of a portion of base salary, annual incentive awards, restricted stock units and/or performance contingent restricted stock units. The NQDC is an unfunded and unsecured obligation of the Company, meaning that payments of participant balances in the plan are not guaranteed if the Company becomes insolvent or bankrupt. Details about the plan and accumulated balances are described in more detail under the “2016 Nonqualified Deferred Compensation” table on page 49 and the “Description of Nonqualified Deferred Compensation Plans” on page 50.

Executive Benefit Elements

We have two benefit programs that apply only to executive officers: an Executive Life Insurance Program and a Supplemental Executive Retirement Plan benefit (“SERP”). The Committee has included these two elements in the overall compensation program to serve as a recruiting and retention vehicle. Attracting and retaining high caliber talent is challenging, and these two programs are designed to help ensure long-term retention of key senior talent.

Executive Life Insurance

We provide most of our active employees with company-paid life insurance that is currently limited to $100,000. For executive officers, we provide an alternative executive life insurance program. Executive officers elected on or after April 1, 2004, receive company-paid term life insurance coverage that is approximately equal to three times base salary until the later of retirement or age 65. Messrs Saunders, Tiede, Coker and Fuller are covered under this plan. The Committee believes that this amount of coverage is in line with industry practice and provides life insurance coverage in line with the earnings level of an executive officer.

Mr. Sanders, who was elected as an officer prior to April 1, 2004, receives a benefit approximately equal to three times salary plus target incentive, using a combination of term life insurance coverage and permanent (cash value) insurance. The permanent life insurance provides coverage beyond age 65. This extended coverage uses the same multiple of pay, but that portion of the coverage is frozen based on salary and target incentive levels in effect at April 1, 2004.

Supplemental Executive Retirement Plan Benefits

Persons elected to an executive officer position after January 1, 2008, will continue to receive the basic Company retirement benefit provided to all employees (including the “restoration” benefit under the Omnibus Benefit Restoration Plan (the “Restoration Plan”) that is provided to employees whose wages or benefit accruals exceed the annual qualified retirement plan limits). In addition, officers participate in a defined contribution supplemental executive retirement plan (the “DC SERP”), under which they receive an annual nonqualified plan contribution (equal to 10% of the prior year’s salary and earned incentive under the annual incentive plan). Seventy-five percent of the annual contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. Twenty-five percent is issued in Sonoco deferred restricted stock units. The benefit vests at age 55 for participants with at least five years of service as an executive officer.

After retirement, an officer’s DC SERP “account” is paid in three installments, with the first installment payable six months after an officer’s retirement date, the second

34	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

installment payable in January of the next year following the first installment, and the third installment payable in January of the year following the second installment. A more detailed description of the DC SERP benefit and of other non-qualified defined contribution benefits is set forth under “Description of Nonqualified Deferred Compensation Plans” on page 50 of this Proxy Statement. Messrs Saunders, Tiede and Coker currently participate in these plans.

For executive officers elected before January 1, 2008, which includes Messrs Sanders and Fuller, the retirement benefit includes the Company’s basic defined benefit retirement plan and the “Pension Restoration” component under the Restoration Plan, which is provided to those employees whose wages or benefit accruals exceed the annual qualified retirement plan limits. In addition, a separate defined benefit SERP (the “DB SERP”) benefit is provided, which, when combined with the basic retirement benefit, the restoration benefit and full Social Security benefits, equals 60% of the executive officer’s final average cash earnings, assuming age 65 retirement with at least fifteen years of Company service. The calculation excludes long-term compensation in any form. In line with amendments to the Company’s basic defined benefit retirement plan and the Pension restoration benefit under the Restoration Plan, no additional benefits will accrue under the DB SERP after December 31, 2018. Officers whose DB SERP benefit accruals are frozen effective December 31, 2018 will begin participating in the DC SERP effective January 1, 2019. Messrs Sanders and Fuller are NEOs elected before January 1, 2008, and therefore participate in the DB SERP component of the Restoration Plan.

The DB SERP benefit will be paid in three equal installments after retirement, with the first installment payable six months after an officer’s retirement date, the second installment payable six months after payment of the first installment, and the third installment payable 12 months after the payment of the second installment. The payment of the installments may be extended if needed to eliminate adverse accounting treatment to the Company.

A more detailed description of the DB SERP benefit, Pension Restoration benefit and the qualified Pension Plan benefit is set forth under the “Pension Restoration and DB SERP Components in the Restoration Plan” on page 47 of this Proxy Statement.

EXECUTIVE PERQUISITES

In support of our pay-for-performance philosophy, executive perquisites are minimal. Executive officers are permitted occasional use of the company aircraft for personal travel or family emergencies. The CEO also uses the company aircraft for regular business travel because we believe his use of the aircraft helps minimize time involved in commercial travel that could otherwise be directed to our business, and enhances his security. For other officers, personal use of the aircraft is reviewed on a case by case basis, and is permitted only under circumstances where there is direct benefit to us to minimize time spent on personal travel or in the case of family emergencies. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane.

With the exception of gross-ups that might be paid pursuant to our broad-based employee relocation assistance plan, which covers all eligible salaried employees, we do not provide income tax gross-ups to our NEOs, and our Compensation Committee has adopted a resolution that prohibits such payments.

EXECUTIVE COMPENSATION POLICIES

Tax Deductibility of Compensation

IRC Section 162(m) limits the tax deductibility of compensation paid to our CEO and the three other most highly compensated named executive officers employed at the end of the year (other than our CFO) to $1 million per year unless such amounts are determined to be performance-based compensation. The Committee has taken, and it intends to continue to take, reasonable steps necessary to maximize our ability to deduct for federal tax purposes compensation provided to senior executives while maintaining compensation programs that support attraction and retention of key executives. However, such steps may not always be practical or consistent with the Committee’s compensation objectives. Given that the earnings limit for deductibility has remained fixed since 1993, and the value of some compensation elements cannot be determined until year-end, there are circumstances in which some executive compensation may not meet tax deductibility requirements. Executive officers are required to defer receipt of any PCSUs and/or RSUs that vest but would not be deductible under Code Section 162(m) until six months following separation of service, unless an earlier distribution is required to comply with provisions of IRC Section 409A.

SONOCO 2017 PROXY STATEMENT	35

EXECUTIVE COMPENSATION

Executive Officer Stock Ownership Guidelines

To emphasize the importance of linking executive and shareholder interests, the Board of Directors adopted stock ownership guidelines for executive officers. The target level of ownership of common stock (or Common Stock Equivalents) was established as a multiple of each executive officer’s annual base salary as outlined below:

Chief Executive Officer	6.0 times annual base salary
Chief Operating Officer	4.0 times annual base salary
Executive Vice Presidents	3.0 times annual base salary
Senior Vice Presidents	2.0 times annual base salary
Other Officers	1.0 times annual base salary

Beginning on July 1, 2011, and until the executive attains the target ownership level, the executive is required to hold in shares at least one-half of the realized gains (less taxes) from the vesting or exercise of equity awards.

Common stock held in the Sonoco Savings Plan, stock equivalents earned through nonqualified deferred compensation programs, vested RSUs, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Unvested RSUs and shares that may be acquired through the exercise of stock options or SSARs are not included in the calculation of stock ownership for guideline purposes.

Anti-Hedging Policy

The Board of Directors has adopted an anti-hedging policy for Company stock. Sonoco considers it inappropriate for any director, officer (including all NEOs), or other employee to enter into speculative transactions in Sonoco stock. Such activities may put personal interests and objectives in conflict with the best interests of the Company and its stockholders. Therefore, our policy prohibits the purchase or sale by any director, officer or employee of puts, calls, options, warrants, or other derivative securities based on the Company’s stock. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership.

Anti-Pledging Policy

The Board of Directors has adopted an anti-pledging policy with respect to Company stock owned by Directors and executive officers. The policy provides that Directors and executive officers who are subject to target Sonoco common stock ownership guidelines may not pledge any of the shares they are required to own under such guidelines to secure any indebtedness.

As discussed above under “— Executive Officer Stock Ownership Guidelines” and under “Security Ownership of Management — Director Stock Ownership Guidelines,” the Board has established target stock ownership guidelines for Directors and executive officers because it believes that the interests of Directors and executive officers should be closely aligned with those of shareholders by sharing with other shareholders the risks and rewards of stock ownership. The Board recognizes that pledging of shares may be perceived as contrary to this goal because of the perception that doing so may allow a pledging shareholder to reduce the risks of stock ownership. Accordingly, the Board determined that it would be appropriate to adopt a policy prohibiting Directors and executive officers from pledging the shares of their Company stock they are required to own under the ownership guidelines.

In adopting the policy, however, the Board recognized that a complete prohibition on pledging Company stock could result in financial hardship for Directors and executive officers subject to the policy. The Board observed that, if Directors and executive officers were not permitted to pledge any of the shares owned by them, their only alternative to obtain liquidity from shares owned in excess of the target number would be to sell the shares, and thereby reduce the alignment between their interests and those of other shareholders. Therefore, the Board determined that it would be appropriate to restrict Directors and executive officers from pledging only the portion of their Company stock that is subject to target ownership guidelines in order to afford them greater access to liquidity to meet personal obligations, and to encourage continued ownership of Company shares.

All Directors and executive officers were in compliance with this policy as of December 31, 2016.

Incentive Compensation Clawback Policy

The Board of Directors adopted a “clawback” policy in 2014 covering payments of incentive based compensation to current and former executive officers. The policy provides that, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of bonus or incentive-based compensation made to our current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement. If the Committee determines that any such bonus and incentive awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Committee will review the facts and circumstances and, to the extent permitted by applicable law, may seek to recover for the benefit of the

36	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

Company the difference between the amounts awarded or paid and the amounts that would have been awarded or paid based on the restated results.

The Committee has sole discretion to determine whether, and the extent to which, to require any such repayment and to determine the form and timing of the repayment, which may include repayment by the executive officer or an adjustment to the payout of a future incentive. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities.

For purposes of this policy, “executive officers” include all persons designated by the Board of Directors as Section 16 reporting officers.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT

The Committee seeks input from Frederic W. Cook & Co., Inc., its independent compensation consultant, in its decision making process. The independent consultant reports directly to the Committee, and the Committee has the sole authority to retain or dismiss the consultant. The independent consultant does not provide services to the Company in any area other than executive and director compensation on behalf of the Committee.

The independent consultant is expected to assist the Committee and work on its behalf on matters related to the Committee’s purposes and responsibilities as set forth in the Committee charter, which is summarized under the “Corporate Governance — Board Meetings and Committees of the Board — Executive Compensation Committee” on page 18 and is also available through the Investor Relations section of our website at www.sonoco.com. The independent consultant periodically advises the Committee as to trends in executive compensation and also provides specialized studies or expert advice as requested with respect to executive compensation issues. In 2016, the independent consultant conducted a competitive compensation review of our NEOs compared to our Peer Group’s NEOs, provided an update of compensation trends and regulatory developments, analyzed the Company’s use of share-based compensation compared to our peer group, assisted in the preparation of the Company’s public filings with regard to executive compensation, and provided advice on implementation of the clawback policy in connection with the financial restatements as discussed in the 2015 proxy statement. The independent consultant meets with the Committee at least once a year and attends regular Committee meetings in person or by telephone as requested. The independent consultant also provides advice and performs competitive analysis with respect to director compensation, as requested, for the Corporate Governance and Nominating Committee.

From time to time, management engages the services of other compensation consultants to assist with matters relating to executive officer and employee compensation. In 2016, management engaged Aon Hewitt to provide compensation and benefit survey data, executive benefit calculations, FICA tax calculations and assistance with document drafting.

The Compensation Committee has assessed the independence of Frederick W. Cook & Co. and Aon Hewitt pursuant to rules of the Securities and Exchange Commission and the New York Stock Exchange and concluded that neither Frederick W. Cook & Co.’s nor Aon Hewitt’s work for the Compensation Committee and management respectively, raises any conflict of interest.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

In order to evaluate performance and use it as a basis for making compensation decisions, the full Board of Directors participates in a formal performance review process that is used for determining the CEO’s compensation. The CEO provides a written evaluation of his performance against objectives at year-end to each director. Each individual director completes a written evaluation of the CEO’s performance. Results are compiled by the Chair of the Corporate Governance and Nominating Committee, who then provides a copy to each director prior to the first Board of Directors meeting for the year. The Committee uses this summary from the Board of Directors to make decisions relative to the CEO’s compensation. The Committee also uses input from its independent compensation consultant in making decisions regarding the CEO’s compensation. The CEO does not participate in decisions regarding the determination of his own compensation, other than to prepare the summary of his results versus objectives for the year as described above.

For the other NEOs and executives, the Committee receives input and recommendations from our CEO as well as its independent compensation consultant. The NEOs or other officers do not have a role in the determination of their own compensation except to provide and discuss their performance against objectives during their annual performance reviews.

SONOCO 2017 PROXY STATEMENT	37

EXECUTIVE COMPENSATION

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2016, and in this Proxy Statement.

H.A. Cockrell    M.D. Oken (Chair)    P.L. Davies    J.M. Micali    T.E. Whiddon

Compensation Risk Review

With the assistance of the Committee’s independent compensation consultant, the Committee reviews our compensation policies and practices applicable to our employees and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. The key features of the executive compensation program that support this conclusion are the following:

•  Appropriate pay philosophy, peer group and market positioning

•  Effective balance between cash and equity compensation, and short- and long-term performance focus

•  Performance objectives with an appropriate level of difficulty that reflects the Board-approved annual budget and long-term strategic planning objectives

•  Multiple performance metrics in the annual and longer-term incentive programs that are intended to create a balanced focus on growth, profitability and asset efficiency, as well as absolute stock price appreciation

•  The Committee’s ability to use its discretion to reduce earned incentive compensation based on a subjective evaluation of the quality of earnings, individual performance and other factors

•  Meaningful risk mitigators such as substantial stock ownership guidelines and anti-hedging, anti-pledging and clawback policies, Committee oversight, and use of an independent external consultant

•  Incentive plans do not reward individuals for behaviors that can place the Company at risk (for example, incentives based on financial hedging transactions or incentives based on customer transactions that have significant financial risk)

38	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principle Position (a)	Year (b)		Salary ($) (c)		Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compe- nsation ($)(5) (i)	Total ($) (j)
M. Jack Sanders President and Chief Executive Officer	2016		$1,039,817		-0-	$3,375,040	$1,125,004	$1,235,301	$3,255,675	$132,410	$10,163,247
	2015		993,632		-0-	2,995,149	907,886	1,065,670	2,606,305	125,817	8,694,459
	2014		915,507		-0-	1,865,032	750,008	1,185,621	5,618,077	114,752	10,448,997
Barry L. Saunders Senior VP and Chief Financial Officer	2016		548,759		-0-	847,767	275,003	444,491	664,102	97,881	2,878,003
	2015		529,347		-0-	894,432	263,085	378,743	523,783	94,616	2,684,006
	2014		498,156		-0-	765,966	290,044	410,540	820,773	103,745	2,889,224
Robert C. Tiede Senior VP Global Consumer Packaging Srvc, Protective	2016		567,741	(6)	-0-	998,890	325,004	459,870	-0-	180,602	2,532,107
	2015		551,201		-0-	1,052,973	310,293	403,066	-0-	197,026	2,514,559
	2014		530,836		-0-	934,319	380,007	468,719	-0-	190,901	2,504,782
Robert H. Coker Group VP Global Rigid Paper and Paper Int’l	2016		471,695		-0-	544,226	175,004	356,597	418,151	83,031	2,048,704
	2015		456,642		-0-	401,638	114,587	311,658	301,040	81,875	1,667,440
	2014		443,338		-0-	443,387	170,156	499,642	892,621	93,434	2,542,578
Rodger D. Fuller Group VP Paper Americas	2016		473,319		-0-	450,015	150,000	357,829	453,378	15,965	1,900,506
	2015	(7)
	2014	(7)
(1)	Awards were made in the form of RSUs and PCSUs. The amounts shown are the aggregate grant date fair values of the award(s) computed in accordance with FASB ASC Topic 718. RSUs vest in equal installments on the first, second and third anniversaries of the grant. Vesting of PCSU awards is tied to growth in base earnings per share (cumulative BEPS) and improved capital effectiveness (average RONAE) over a three-year period as described in the Compensation Discussion and Analysis (“CD&A”) on page 32. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded. Details of the actual value of RSU awards may be found in the “Grants of Plan Based Awards Table” on page 42. The value of each individual PCSU award is determined by the grant date fair value multiplied by the target number of PCSUs, which is based on the probable outcome of the performance conditions determined as of the grant date. Assumptions made in valuation of these awards are set forth in Note 11 to our financial statements for the year ended December 31, 2016, which are included in our 2016 Annual Report to Shareholders. Assuming the maximum level of performance were achieved at the end of the 2016-2018 three-year performance cycle, valued at the 2016 grant date fair value, the maximum award value for the 2016-2018 performance period would be $4,500,052 for Mr. Sanders, $1,100,072 for Mr. Saunders, $1,300,033 for Mr. Tiede, $700,006 for Mr. Coker and $600,026 for Mr. Fuller. The awards do not accumulate dividend equivalents unless vested and deferred, and are not subject to accelerated vesting, except as described in the footnotes to the table “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 52.

As executive officers elected after January 1, 2008, Messrs Saunders, Tiede, and Coker participate in the defined contribution Supplemental Executive Retirement Plan (the “DC SERP”). The contribution amount is equal to 10% of their salary and earned incentive and is further described on page 34. The benefit vests at age 55 with at least five years of service as an executive officer. Seventy-five percent of the contribution each year is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. These amounts are reflected in column (i) and described under footnote (6). Twenty-five percent of the contribution is invested in deferred restricted stock units. The amounts invested in deferred restricted stock units based on salary and earned incentive compensation for Messrs Saunders, Tiede and Coker in 2015 and credited in 2016 were $22,702, $23,857 and $19,208, respectively, and are reflected in column (e). The amounts earned in 2016 and awarded in 2017 in deferred restricted stock units were $24,831, $25,690 and $20,707 for Messrs Saunders, Tiede and Coker, respectively, and will be reflected in the 2017 summary compensation table if each remains an NEO.

(2)	Awards were made in the form of SSARs. The amounts shown are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. All 2016 SSARs have a grant price of the closing market price of our common stock on the date of grant. They become exercisable in one third increments on the first, second and third anniversaries of the grant and have a term of ten years from date of grant.

The grant date present values were estimated using a binomial option-pricing model in accordance with the rules and regulations of the SEC and are not intended to forecast appreciation of our stock price. The 2016 SSARs had an estimated grant date present value of $5.04. The assumptions used in the binomial model are discussed in Note 11 to our financial statements for the year ended December 31, 2016, which are included in our 2016 Annual Report to Shareholders. The SSARs will not confer an actual dollar benefit on the holder unless they vest and are subsequently exercised at a time when the market value of the stock

SONOCO 2017 PROXY STATEMENT	39

EXECUTIVE COMPENSATION

exceeds the exercise price of the SSARs and are not transferable, except by will, inheritance, qualified domestic relations order or gift to or for the benefit of family. The amount of any such benefit which may be obtained by exercise of the SSARs is not in any way predicated on or controlled by the estimate presented.

(3)	The 2016 amounts are awards pursuant to our annual Officer Incentive Plan as discussed on page 29 of the CD&A. The amounts shown were paid to the NEOs in February of the following year. Mr. Tiede elected to defer $60,460 of this amount into a stock equivalent account under the Deferred Compensation Plan for Corporate Officers in compliance with IRC Section 409A. The value of this account will not be payable until at least six months after his separation of service from the Company. The Deferred Compensation Plan for Corporate Officers is described under the caption “Description of Nonqualified Deferred Compensation Plans” on page 50.

(4)	For all NEOs except Mr. Tiede, the amounts shown in this column are the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans shown in the “2016 Pension Benefits” table on page 46, from the pension plan measurement date used for our audited financial statements for the prior completed fiscal year to the pension plan measurement date used for the audited financial statements for the covered year shown in the table. These amounts are determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Increases in the present value of accumulated benefits resulted from an additional year of pay and benefit service under the retirement formula. There were no changes to the design of the retirement plan benefits during 2016.

The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. The following chart shows the effect that the year-over-year change in pension value had on total compensation, by showing total compensation minus the change in pension value. The amounts reported in the Total columns are the same amounts reported in column (j) above. The amounts in the Total Without Change in Pension Value columns represent total compensation reported in column (j) above, minus the amounts reported in column (h) above. The amounts reported in the Total Without Change in Pension Value columns are not a substitute for Total compensation. However, given the external variables related to changes in pension values, we believe shareowners may find the chart below useful for comparative purposes. Information on the accumulated pension benefits for each NEO is available in the 2016 Pension Benefits table on page 46.

	2016		2015		2014
Name	Total	Total Without Change in Pension Value	Total	Total Without Change in Pension Value	Total	Total Without Change in Pension Value
M.J. Sanders	$10,163,247	$6,907,572	$8,694,459	$6,088,154	$10,448,997	$4,830,920
B.L. Saunders	2,878,003	2,213,901	2,684,006	2,160,223	2,889,224	2,068,451
R.C. Tiede	2,532,107	2,532,107	2,514,559	2,514,559	2,504,782	2,504,782
R.H. Coker	2,048,704	1,630,553	1,667,440	1,366,400	2,542,578	1,649,957
R.D. Fuller*	1,900,506	1,447,128

* Mr. Fuller was not an NEO in 2014 and 2015.

(5)	All other compensation for 2016 consisted of the following components for each NEO:

Name	Perquisites (a)	Executive Life Insurance (b)	Company Contributions and Accruals to Defined Contribution Plans (c)	Company Contributions to the Defined Contribution SERP (d)	All other Compensation Total (e)
M.J. Sanders	$31,440	$60,127	$40,843	-0-	$132,410
B.L. Saunders		4,838	18,550	$74,493	97,881
R.C. Tiede		11,190	92,341	77,071	180,602
R.H. Coker		5,242	15,667	62,122	83,031
R.D. Fuller		4,205	11,760	-0-	15,965
(a)	Mr. Sanders’ perquisites consisted of $31,440 for personal use of the corporate aircraft, computed at the aggregate incremental cost to the Company. The aggregate incremental cost to us for corporate aircraft usage was $2,011 per hour in 2016, based on the cost of fuel, maintenance, parts, hourly rental rate for engines under maintenance service plan, and landing and crew expenses. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane.

(b)	Includes our contributions under the Executive Life Insurance program (including the Executive Term Life policies and the frozen Executive Permanent Life policies described on page 34).

(c)

Comprised of Company contributions to the tax qualified Sonoco Retirement and Savings Plan, and the related non-qualified Defined Contribution Restoration component of the Omnibus Benefit Restoration Plan (“Restoration Plan”), which keeps

40	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

employees whole with respect to our contributions that were limited by tax law. The Sonoco Retirement and Savings Plan and related Restoration Plan provides for a Company Matching benefit and a Retirement Contribution benefit. All NEOs are eligible for the Company Matching benefit and Mr. Tiede is the only NEO eligible for the Retirement Contribution benefit.

(d)	As executive officers elected after January 1, 2008, Messrs Saunders, Tiede and Coker participate in the defined contribution Supplemental Executive Retirement Plan (the “DC SERP”). The contribution amount is equal to 10% of their 2016 salary and earned incentive and is further described on page 34. Seventy-five percent of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate and represents the amounts shown in column (d) to this footnote 5. Twenty-five percent of the contribution will be issued in Sonoco deferred restricted stock units and is further described under footnote (2) and disclosed in column (e) of the Summary Compensation Table. The benefit vests at age 55 with at least five years of service as an executive officer.

(6)	Mr. Tiede elected to defer $85,163 of this amount into a stock equivalent account under the Deferred Compensation Plan for Corporate Officers in compliance with IRC Section 409A. The value of this account will not be payable until at least six months after his separation from service from the Company. The Deferred Compensation Plan for Corporate Officers is described under the caption “Description of Nonqualified Deferred Compensation Plans” on page 50.

(7)	Mr. Fuller was not an NEO in 2014 or 2015.

SONOCO 2017 PROXY STATEMENT	41

EXECUTIVE COMPENSATION

2016 Grants of Plan-based Awards

		Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name (a)	Grant Date (b1)	Action Date (b2)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Units (#) (i)(3)	Options (#)(4) (j)	Awards ($/Share) (k)	Awards ($)(5) (l)
M.J. Sanders
Annual Cash Incentive	NA	02-09-16	$457,519	$1,143,799	$2,287,597
SSARs	02-10-16	02-09-16								223,215	$40.41	$1,125,004
PCSUs	02-10-16	02-09-16				30,967	61,933	123,866				2,250,026
RSUs	02-10-16	02-09-16							29,865			1,125,015
B.L. Saunders
Annual Cash Incentive	NA	02-09-16	164,628	411,569	823,139
SSARs	02-10-16	02-09-16								54,564	40.41	275,003
PCSUs	02-10-16	02-09-16				7,570	15,140	30,280				550,036
RSUs	02-10-16	02-09-16							7,301			275,029
R.C. Tiede
Annual Cash Incentive	NA	02-09-16	170,322	425,806	851,612
SSARs	02-10-16	02-09-16								64,485	40.41	325,004
PCSUs	02-10-16	02-09-16				8,946	17,892	35,784				650,016
RSUs	02-10-16	02-09-16							8,628			325,017
R.H. Coker
Annual Cash Incentive	NA	02-09-16	132,075	330,187	660,373
SSARs	02-10-16	02-09-16								34,723	40.41	175,004
PCSUs	02-10-16	02-09-16				4,817	9,634	19,268				350,003
RSUs	02-10-16	02-09-16							4,646			175,015
R.D. Fuller
Annual Cash Incentive	NA	02-09-16	132,529	331,323	662,647
SSARs	02-10-16	02-09-16								29,762	40.41	150,000
PCSUs	02-10-16	02-09-16				4,129	8,258	16,516				300,013
RSUs	02-10-16	02-09-16							3,982			150,002
(1)	The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the 2016 Officer Incentive Plan, as discussed on page 29 of the Compensation Discussion and Analysis and reflected in column (g) of the Summary Compensation Table.

(2)	The amounts in columns (f), (g) and (h) represent the threshold, target and maximum awards established for PCSUs awarded in 2016. Information about determining the number of award shares, the performance-based conditions and vesting of these awards is provided on page 32 of the Compensation Discussion and Analysis section.

(3)	As described in Footnote 1 of the “Summary Compensation Table”, these amounts represent the 2016 RSU awards that vest in equal installments on the first, second and third anniversaries of the grant date, plus the portion of the DC SERP benefit invested in deferred restricted stock units.

(4)	SSARs awarded in 2016. These awards vest in equal installments on the first, second and third anniversary of the grant date and have a ten year term. Information about determining the number of award shares is provided on page 32 of the Compensation Discussion and Analysis.

(5)	The grant date values are computed in accordance with FASB ASC Topic 718. The value of the option awards (SSARs) is based on a binomial model calculation of $5.04 per share on the date of grant. PCSUs are valued by multiplying the grant date fair value of the awards by the target number of shares based on the probable outcome of the performance conditions determined as of the grant date. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded.

42	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2016 Fiscal Year-end

									Stock Awards
		Option or SSAR Awards										Equity		Equity Incentive Plan Awards:
Name (a)	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(1) (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($) (h)	Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(1) (#) (i)		Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2) ($) (j)
M.J. Sanders	02/10/2016			223,215	(3)		$40.4100	02/10/2026
	02/10/2016											30,967	(4)	$1,631,961
	02/10/2016								29,865	(3)	$1,573,886
	02/11/2015	46,163	(3)	93,727	(3)		46.1600	02/11/2025
	02/11/2015											23,532	(5)	1,240,136
	02/11/2015								14,483	(3)	763,254
	02/12/2014	158,900	(3)				41.5800	02/12/2021
	04/01/2013								64,911	(6)	3,420,810
B.L. Saunders	02/10/2016			54,564	(3)		40.4100	02/10/2026
	02/10/2016											7,570	(4)	398,939
	02/10/2016								7,301	(3)	384,763
	02/11/2015	13,377	(3)	27,160	(3)		46.1600	02/11/2025
	02/11/2015											6,819	(5)	359,361
	02/11/2015								4,197	(3)	221,182
	02/12/2014	21,450	(3)				41.5800	02/12/2021
R.C. Tiede	02/10/2016			64,485	(3)		40.4100	02/10/2026
	02/10/2016											8,946	(4)	471,454
	02/10/2016								8,628	(3)	435,724
	02/11/2015	15,777	(3)	32,034	(3)		46.1600	02/11/2025
	02/11/2015											8,043	(5)	423,866
	02/11/2015								4,950	(3)	260,865
R.H. Coker	02/10/2016			34,723	(3)		40.4100	02/10/2026
	02/10/2016											4,817	(4)	253,856
	02/10/2016								4,646	(3)	244,844
	02/11/2015	5,826	(3)	11,830	(3)		46.1600	02/11/2025
	02/11/2015											2,970	(5)	156,519
	02/11/2015								1,829	(3)	96,388
	02/12/2014	36,050	(3)				41.5800	02/12/2021
	02/08/2012	18,900	(3)				32.8500	02/08/2019
R.D. Fuller	02/10/2016			29,762	(3)		40.4100	02/10/2026
	02/10/2016											4,129	(4)	217,598
	02/10/2016								3,982	(3)	209,851
	02/11/2015	5,826	(3)	11,830	(3)
	02/11/2015											2,970	(5)	156,519
	02/11/2015								1,829	(3)	96,388

(1)	Except in the event of termination of employment as a result of death, disability, or retirement, termination of a participant’s employment prior to vesting will result in forfeiture of any unvested award. Upon consummation of a change in control that meets the criteria as specified under IRC Section 409A and related regulations, all unvested PCSUs will vest at target on a prorata basis if the change in control occurs during the three-year performance period or at threshold on a prorata basis if change in control occurs during the time-vesting period in year four or five. A lump sum payment equal to the aggregate fair market value of the PCSUs will be issued to the participant within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

(2)	Values of PCSUs/RSUs shown in column (h) and PCSUs/RSUs shown in column (j) are based on the December 30, 2016, closing price of $52.70.

SONOCO 2017 PROXY STATEMENT	43

EXECUTIVE COMPENSATION

(3)	Represents SSARs and RSUs. SSARs become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting
02/10/2016	1/3 per year in years 1, 2 and 3
02/11/2015	1/3 per year in years 1, 2 and 3
02/12/2014	Full vesting after one year
02/08/2012	Full vesting after one year

RSUs vest in accordance with the schedule below:

Grant Date	Vesting
02/10/2016	1/3 per year in years 1, 2 and 3
02/11/2015	1/3 per year in years 1, 2 and 3

(4)	Represents the number of threshold PCSUs granted February 10, 2016 that will vest on December 31, 2018, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of those target PCSUs and must meet threshold performance to achieve payout.

(5)	Represents the number of threshold PCSUs granted February 11, 2015 that will vest on December 31, 2017, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of those target PCSUs and must meet threshold performance in order to achieve payout.

(6)	Represents RSUs awarded to Mr. Sanders upon his election as Chief Executive Officer. The shares will vest at the end of the five year time-based restriction if Mr. Sanders is still employed by the Company. Receipt of shares occurs six months following separation of service. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. If Mr. Sanders leaves the Company for any reason other than death or disability before the shares vest, the unvested shares are forfeited. The individual grant agreement provides for vesting on a prorata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a prorata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control unless the RSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m). The restricted stock units do not have voting rights.

44	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

2016 Option Exercises and Stock Vested

The following table provides information about SSARs exercised by our NEOs in 2016 and about RSUs and PCSUs that vested in 2016.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting(5) ($) (e)
M.J. Sanders	158,900	$1,655,738	7,133	(2)	$287,674
			600	(3)	31,620
			57,818		3,046,996

Total			65,551		3,366,290
B.L. Saunders	47,500	466,275	2,067	(2)	83,362
			380	(3)	20,026
			23,129	(4)	1,218,903

Total			25,576		1,322,291
R.C. Tiede	80,510	505,603	2,438	(2)	98,325
			203	(3)	10,698
			28,267	(4)	1,489,654

Total			30,908		1,598,677
R.H. Coker	10,000	136,100	900	(2)	36,297
			198	(3)	10,435
			13,150	(4)	693,020

Total			14,248		739,752
R.D. Fuller	55,600	570,380	900	(2)	36,297
			203	(3)	10,698
			12,982	(4)	684,168

Total			14,085		731,163
(1)	The difference between the market price of the common stock at exercise and the exercise price of the SSARs.

(2)	Portion of the RSU that vested for the 2015 RSU award. Mr. Sanders was required to defer receipt of this award until six months following separation of service because they were not deductible under Code Section 162(m), unless an earlier distribution is required to comply with provisions of IRC Section 409A. Refer to the Nonqualified Deferred Compensation table on page 49 for more details.

(3)	Portion of PCSUs that vested for the 2012-2014 long-term incentive plan. Performance criteria for the 2012-2014 cycle vested at 94% of threshold PCSUs. To encourage retention, the plan provided that if less than 50% of target PCSUs vested, then the difference between what actually vested and 50% of target PCSUs, would vest in two equal portions at the end of the fourth and fifth year of the plan, or at the end of 2015 and 2016 respectively, subject to the participant’s continued employment for that period. The shares shown are those that vested at the end of year five.

Mr. Sanders was required to defer receipt of the 600 shares until six months following separation of service because they were not deductible under Code Section 162(m), unless an earlier distribution is required to comply with provisions of IRC Section 409A. Refer to the Nonqualified Deferred Compensation table on page 49 for more details.

(4)	PCSUs that vested for the 2014-2016 long-term incentive performance period that ended on December 31, 2016. Performance criteria for the 2014-2016 performance cycle vested at 98.8% of target PCSUs. Messrs Sanders and Tiede were required to defer receipt of 29,260 and 8,384 shares respectively, until six months following separation of service because they were not deductible under Code Section 162(m), unless an earlier distribution is required to comply with provisions of IRC Section 409A. Refer to the Nonqualified Deferred Compensation table on page 49 for more details.

(5)	Based on the closing stock price on the date of vesting.

SONOCO 2017 PROXY STATEMENT	45

EXECUTIVE COMPENSATION

2016 Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service(4) (#) (c)	Present Value of Accumulated Benefit(5) ($) (d)	Payments During Last Fiscal Year ($) (e)
M.J. Sanders(1)	Sonoco Pension Plan	28.00	$1,335,043
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	28.00	9,319,532
	DB SERP Benefit	29.00	8,654,172

	Total		$19,308,747	-0-
B.L. Saunders(2)	Sonoco Pension Plan	26.50	988,297
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	26.50	2,463,594

	Total		3,451,891	-0-
R.C. Tiede(3)
R.H. Coker(2)	Sonoco Pension Plan	30.50	990,323
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	30.50	2,403,497

	Total		3,393,820	-0-
R.D. Fuller (1)	Sonoco Pension Plan	30.50	1,032,970
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	30.50	2,419,691
	DB SERP Benefit	31.58	554,766

	Total		4,007,427	-0-
(1)	Messrs Sanders and Fuller participate in two Sonoco-sponsored defined benefit pension plans: the Sonoco Pension Plan (the “Pension Plan”), a tax-qualified plan, and the Pension Restoration Plan, a nonqualified supplemental retirement plan. The Restoration Plan has two separate defined benefit components: (i) the Pension Restoration component, which compensates our NEOs, as well as other employees, for any benefits lost under the Pension Plan because of pay and benefit limitations set by the IRC, and, (ii) the defined benefit Supplemental Executive Retirement Plan component (the “DB SERP”), which provides an additional benefit to certain of our executive officers elected before January 1, 2008. Further information about these plans is provided in the narrative discussion below. We adopted the DB SERP in 1979 and amended and restated the DB SERP in 1994 to include the Pension Restoration Benefit. In line with amendments to the Company’s basic defined benefit retirement plan and the Pension Restoration benefit under the Restoration Plan, no additional benefits will accrue under the DB SERP after December 31, 2018. In the event of termination of employment at December 31, 2016, for reasons other than death, Mr. Sanders would receive the DB SERP Benefit in three equal installment payments of $4,122,522. In the event of his death his spouse would receive three equal installment payments of $3,624,525. In the event of termination of employment at December 31, 2016, for reasons other than death, Mr. Fuller would receive the DB SERP Benefit in three equal installment payments of $778,720. In the event of his death his spouse would receive three equal installment payments of $1,025,686.

(2)	Messrs Saunders and Coker also participate in the Pension Plan and in the Pension Restoration Benefit component of the Restoration Plan. In addition, they participate in the defined contribution Supplemental Executive Retirement Plan (the “DC SERP”) which is described on page 50.

(3)	Mr. Tiede does not participate in the Pension Plan or the Pension Restoration component of the Restoration Plan because he was hired after participation in these plans was frozen. Instead, he participates in the Retirement Contribution component of the broad-based defined contribution Sonoco Retirement and Savings Plan for employees hired on or after January 1, 2004. In addition, he participates in the Defined Contribution Restoration and the DC SERP components of the Restoration Plan. These plans are described on page 50.

(4)	Years of credited service under the Sonoco Pension Plan and the Pension Restoration component of the Restoration Plan begin on January 1 or July 1 coincident with or following one year of service. Years of credited service under the DB SERP component of the Restoration Plan begin on the date of hire. We do not provide extra years of credited service under the plans.

(5)	We calculate the present values shown in the table using: (i) the same effective discount rates we use for applicable financial reporting purposes (4.29% for the Pension Plan and 3.97% for the Pension Restoration and the DB SERP components of the Restoration Plan); and (ii) each plan’s earliest unreduced retirement age (age 65 for the Pension Plan and the Pension Restoration and DB SERP components of the Restoration Plan as discussed below). The present values shown in the table reflect post-retirement mortality, based on the applicable financial reporting assumption (the RP2014 healthy annuitant mortality table adjusted to 2006 and projected with Scale MP-2016 on a generational basis).

46	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

PENSION PLAN

The Sonoco Pension Plan is a defined benefit retirement plan and covers the majority of employees in the United States and certain U.S. expatriate employees hired prior to 2004. Effective December 31, 2003, the Company froze participation for newly hired salaried and non-union hourly U.S. employees in the pay-based formula. The Sonoco Pension Plan was further amended in 2009 to freeze benefit accruals for all participants effective December 31, 2018. The Sonoco Pension Plan provides participants with a life annuity annual benefit at normal retirement equal to the sum of A plus B minus C plus D below.

A. $42 multiplied by years of benefit service (up to 30); plus

B. 1.67% of five-year final average earnings multiplied by years of benefit service (up to 30); minus

C. 1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

D. 0.25% of five-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the IRC ($265,000 in 2015).

Benefit service begins at the date of commencement of participation, which is the January 1 or July 1 coincident with or following one year of service.

Participants become fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits as early as age 55 with subsidized early retirement reductions of 3.6% per year from age 65.

If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a pre-retirement survivor annuity. The preretirement survivor annuity is equal to 50% of the accrued benefit in the Pension Plan, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.

The Sonoco Pension Plan offers several optional forms of payment including joint and survivor annuities, period certain annuities and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

PENSION RESTORATION AND DB SERP COMPONENTS IN THE RESTORATION PLAN

The Pension Restoration component under the Restoration Plan is provided to Sonoco employees hired before 2004 (including the NEOs with the exception of Mr. Tiede because he was not hired before 2004) to compensate for any benefits lost under the Sonoco Pension Plan because of pay and benefit limitations set by the IRC. Messrs Sanders, Saunders, Coker and Fuller are vested in the Pension Restoration component under the Restoration Plan. Generally, the terms and conditions of the Pension Restoration component (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Pension Plan, which are discussed above under the caption “Sonoco Pension Plan.” The Pension Restoration component of the Restoration Plan was amended in 2009 to freeze benefit accruals effective December 31, 2018.

The DB SERP component under the Restoration Plan is provided only to designated officers elected before January 1, 2008, including Messrs Sanders and Fuller. With 15 years of service and retirement at age 65, it provides an annual payment equal to 60% replacement of final average earnings offset by the Sonoco Pension Plan benefit, the Pension Restoration benefit and full Social Security benefits. Officers elected before January 1, 2006, become fully vested in their DB SERP benefit upon the completion of five years service in the DB SERP. Officers elected after January 1, 2006, become fully vested in their DB SERP benefit upon completion of five years service in the DB SERP and attainment of age 55. The DB SERP benefit was amended to freeze benefit accruals effective December 31, 2018, to be consistent with the 2009 amendments to freeze accruals in the Sonoco Pension Plan and the Pension Restoration component of the Restoration Plan.

The “Summary Compensation Table” and the “Pension Benefits Table” report the change in pension value in 2016 and the present value of each NEO’s accumulated benefit. The increase in pension value is not a current cash payment. It represents the increase in the value of the NEOs’ pensions, which are paid only after retirement. The change in pension value from year to year as reported in these tables will vary based on changes in underlying assumptions and the impact of an additional year of eligible pay and service under the benefit formula, and may not represent the value a named executive officer will actually accrue or receive under the Pension Plan and the Pension Restoration and DB SERP components of the Restoration Plan.

The annual DB SERP benefit payable to a participant who separates from service and retires at age 65 is calculated

SONOCO 2017 PROXY STATEMENT	47

EXECUTIVE COMPENSATION

by multiplying 4.0% of three-year final average cash earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. Benefit service under the DB SERP begins at the date of hire. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. The retirement benefit is further offset by the participant’s Pension Plan benefit, the Pension Restoration benefit and full Social Security benefits. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the Social Security benefit offset would not begin until the participant attains age 62).

Final average cash earnings for the DB SERP benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.

The DB SERP benefit is calculated as a 75% joint and survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.

Messrs Sanders and Fuller are vested and eligible to retire under the DB SERP, and have each elected to receive the actuarially equivalent value of the DB SERP in three equal installments after retirement in lieu of the monthly 75% joint and survivor annuity or the 10-year certain and life annuity.

In the event of disability, the annual Restoration Plan disability benefit payable is equal to the early retirement DB SERP benefit, the combined family Social Security benefits, the Pension Restoration benefit and Sonoco Pension Plan benefit. If the early retirement DB SERP benefit (prior to the conversion to the actuarially equivalent value of the DB SERP benefit noted above), when added to the officer’s combined family Social Security benefits and Pension Plan benefit, is less than 60% of current base salary, the difference will be payable from the Long-Term Disability Plan. When the benefit from the Long-Term Disability Plan ends, any unpaid DB SERP installments, and Pension Restoration and the Pension Plan benefits would continue.

48	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

2016 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in 2016(1)(4) ($) (b)	Registrant Contributions in 2016(4) ($) (c)	Aggregate Earnings in 2016(2)(4) ($) (d)	Aggregate Withdrawals/ Distributions in 2016 ($) (e)	Aggregate Balance at End of 2016(3)(4) ($) (f)
M.J. Sanders
Defined Contribution Restoration Benefit	-0-	$35,543	$35,335	-0-	$480,093
Deferred PCSUs/RSUs	$2,468,890	-0-	5,531,896	-0-	17,566,602
B.L. Saunders
Defined Contribution Restoration Benefit	-0-	13,250	8,598	-0-	126,960
Deferred PCSUs/RSUs	-0-	-0-	168,324	-0-	686,249
Defined Contribution Supplemental Executive Retirement Plan (Deferred Cash)	-0-	74,493	13,350	-0-	499,933
Defined Contribution Supplemental Executive Retirement Plan (Deferred Stock)	-0-	22,702	49,683	-0-	204,518
R.C. Tiede
1991 Officer Deferred Compensation Plan	177,137	-0-	116,639	-0-	705,074
Defined Contribution Restoration Benefit	-0-	70,581	49,855	-0-	777,249
Deferred PCSUs/RSUs	903,910	-0-	424,098	-0-	1,833,080
Defined Contribution Supplemental Executive Retirement Plan (Deferred Cash)	-0-	77,071	15,434	-0-	568,937
Defined Contribution Supplemental Executive Retirement Plan (Deferred Stock)	-0-	23,857	54,418	-0-	223,617
R.H. Coker
Defined Contribution Restoration Benefit	-0-	10,367	8,069	-0-	108,082
Deferred PCSUs/RSUs	-0-	-0-	161,587	-0-	660,136
Defined Contribution Supplemental Executive Retirement Plan (Deferred Cash)	-0-	62,122	13,423	-0-	491,521
Defined Contribution Supplemental Executive Retirement Plan (Deferred Stock)	-0-	19,208	50,736	-0-	204,639
R.D. Fuller
Defined Contribution Restoration Benefit	-0-	6,460	21,108	-0-	278,724
Deferred PCSUs/RSUs	-0-	0	0	-0-	0
(1)	Includes aggregate of deferred equity compensation in 2016. The value of the equity deferral is based on the number of deferred share units multiplied by the closing price of Sonoco stock on the date of deferral (vesting date), which in all cases was $52.70 per share on December 30, 2016.

(2)	Amounts reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation in stock equivalent accounts. Any deferred compensation in stock equivalent accounts is based on the December 30, 2016 closing price of $52.70. Values also reflect any required Social Security taxes on shares that vested in 2016. Additional detail is provided later in this section under “Description of Nonqualified Deferred Compensation Plans” on page 50.

(3)	For all of the NEOs, the portion of the vested amounts shown in column (f) above that relate to the Defined Contribution Restoration component of the Omnibus Benefit Restoration Plan is payable in three installments following the participant’s separation from service. The initial installment is paid six months following separation from service and the second and third installments are paid in January of the following years. The remaining amounts in column (f) are payable according to each NEO’s elected payment schedule, which can range from one to five annual installments subject to the provisions of IRC Section 409A had separation from service occurred on December 31, 2016. For Messrs Saunders, Tiede and Coker, the portion that relates to the vested Defined Contribution SERP is payable in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years.

SONOCO 2017 PROXY STATEMENT	49

EXECUTIVE COMPENSATION

(4)	The following table shows contributions, earnings and aggregate balance at the end of 2016 that are reported in the “Summary Compensation Table” on page 39 or were reported in the Summary Compensation Table in previous years.

Name	Amounts in column (b) above reported in the 2016 Summary Compensation Table	Amounts in column (c) above reported in the 2016 Summary Compensation Table	Amounts in column (d) above reported in the 2016 Summary Compensation Table	Amounts in column (e) above previously reported as compensation in the Summary Compensation Table for previous years	Amounts in column (f) above payable in Company stock rather than cash
M.J. Sanders	$2,468,890	$35,543	-0-	$10,764,640	$17,566,602
B.L. Saunders	-0-	110,446	-0-	523,857	890,767
R.C. Tiede	1,081,047	171,508	-0-	2,675,242	2,656,540
R.H. Coker	-0-	91,696	-0-	363,952	864,775
R.D. Fuller	-0-	6,460	-0-	7,612	-0-

Description of Nonqualified Deferred Compensation Plans

Each participant in the Deferred Compensation Plan for Corporate Officers is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of compensation (salary and/or incentive) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from incentive payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2016, the interest rate was 5.073%. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from these plans are made annually after separation from service. For amounts deferred prior to January 1, 2006, participants could select payment schedules for periods of one to 15 years. For deferrals after January 1, 2006, the payment period was changed to one, three or five years. Under IRC Section 409A, payments of amounts that were deferred after December 31, 2004, are subject to a minimum six month delay after separation from service with the Company. Mr. Tiede elected to participate in this plan in 2016. The amount of his deferral is shown in footnote 4 above for column (b) in the table.

Mr. Tiede participates in the broad-based Sonoco Retirement and Savings Plan, a tax-qualified defined contribution arrangement comprised of a Company Match formula and an annual Retirement Contribution for employees hired on or after January 1, 2004. He also participates in the Defined Contribution Restoration component of the Restoration Plan, which provides benefits to all participants in the

Sonoco Retirement and Savings Plan whose wages or benefit accruals exceed the annual IRC qualified retirement plan limits, and the Defined Contribution SERP (“DC SERP”), which provides supplemental retirement benefits to executive officers elected after January 1, 2008.

The annual Retirement Contribution to the Sonoco Retirement and Savings Plan is equal to 4% of the employee’s cash earnings paid in the prior calendar year, plus an additional 4% of the employee’s cash earnings in excess of the Social Security wage base ($118,500 in 2016). Its related nonqualified Defined Contribution Restoration benefit as noted above provides an additional credit covering pay in excess of the annual IRC limit ($265,000 in 2016). One hundred percent of the annual Retirement Contribution to the Sonoco Retirement and Savings Plan is invested at the employee’s discretion in any of several available indexed funds. Participants become fully vested in their tax-qualified and nonqualified annual Retirement Contribution at the earlier of three years of service or reaching age 55. Mr. Tiede is fully vested in the Retirement Contribution to the Sonoco Retirement and Savings Plan.

All of the NEOs, as well as other employees, participate in the Company Match formula under the Sonoco Retirement and Savings Plan and the Defined Contribution Restoration component of the Restoration Plan. The Defined Contribution Restoration component of the Restoration Plan keeps employees whole with respect to the Company Match formula for the Sonoco Retirement and Savings Plan that are limited by the IRC.

At separation from service or retirement, the participant may elect to receive benefits from the qualified Sonoco Retirement and Savings Plan under several different forms of payment. The Defined Contribution Restoration benefit is payable in three cash installments, with the initial installment paid six months following separation from service and the second and third installments paid in January of the following years.

50	SONOCO 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

The Defined Contribution Restoration benefits that are due upon death are payable to the participant’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the participant’s death, and the second and third installments paid in January of the following years.

Messrs Saunders, Tiede and Coker participate in the DC SERP component of the Restoration Plan. The annual DC SERP contribution is equal to 10% of the prior year’s salary and earned incentive. Seventy-five percent of the annual DC SERP contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. For 2016, the interest rate was 3.18%. The remaining twenty-five percent will be issued in Sonoco deferred restricted stock units. The DC SERP benefit vests at age 55 with at least five years of service as an executive officer. The deferred restricted stock units do not have voting rights. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares.

The vested DC SERP account is paid in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years. The vested DC SERP benefits that are due upon death are payable to the officer’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the officer’s death, and the second and third installments paid in January of the following years. Mr. Coker was not vested in the DC SERP benefit as of December 31, 2016.

For information related to retirement benefits for Messrs. Sanders and Fuller, refer to section on page 47 “Pension Restoration and DB SERP Components in the Restoration Plan” and page 46 “2016 Pension Benefits” table footnote (1).

Executive officers who participate in the PCSU and RSU portions of the Company’s long-term incentive plan as described on page 31 of the Compensation Discussion and Analysis may make an irrevocable election to defer receipt of any shares that vest until after their separation from service with the Company. Deferral elections made during or after 2003 must be for at least six months after separation from service with the Company. Additionally, receipt of any such units that vest and are not deductible under IRC Section 162(m) must be deferred until at least six months following separation of service. At the time of deferral, officers must elect a payment schedule of one, two or three annual installments. PCSUs and RSUs accrue dividend equivalents only after vesting.

Treatment of Nonqualified Deferred Compensation Upon Certain Terminations or Change in Control

Except for the amounts accrued under the DC SERP, the amounts that would have been paid to each NEO with respect to nonqualified deferred compensation had death, disability, retirement or any other termination of employment occurred on December 31, 2016, are set forth in column (f) of the “2016 Nonqualified Deferred Compensation” table on page 49. The DC SERP amounts in this table are forfeited upon separation from service unless vested. Messrs Saunders and Tiede are vested in the DC SERP and those amounts would be paid in the event of a termination including death, disability or retirement. Since Mr. Coker is not vested in the DC SERP, those amounts would be forfeited upon a separation from service. Upon a change in control, there is no accelerated vesting of the DC SERP. The method for determining benefits payable and payment arrangements for nonqualified deferred compensation are described in the narrative following that table.

SONOCO 2017 PROXY STATEMENT	51

EXECUTIVE COMPENSATION

Potential Benefits Payable Immediately Upon Certain Separation Events

The following table and footnotes describe the potential payments to the NEOs if certain separation events had occurred as of December 30, 2016, including a change in control of the Company.

The table does not include:

•	Compensation or benefits previously earned by the NEOs or equity awards that are fully vested

•	The value of pension benefits that are disclosed in the 2016 Pension Benefits table beginning on page 46

•	The amounts payable under deferred compensation plans that are disclosed in the 2016 Nonqualified Deferred Compensation Plan table on page 49

•	The value of any benefits (such as retiree health coverage, life insurance and disability coverage) provided on the same basis to substantially all other employees

Name	Termination (a)	Disability (b)	Retirement (c)	Change in Control (d)	Death (e)
M.J. Sanders
Unvested SSARs(1)	-0-	$3,356,282	-0-	$3,356,282	$3,356,282
Unvested PCSUs(2)	-0-	2,741,436	$2,741,436	2,741,436	2,741,436
Unvested RSUs(3)	-0-	4,902,732	-0-	4,902,732	4,902,732
Executive Life Insurance Plan Lump Sum(4)					5,250,000
B.L. Saunders
Unvested SSARs(1)	-0-	848,217	-0-	848,217	848,217
Unvested PCSUs(2)	-0-	745,108	745,108	745,108	745,108
Unvested RSUs(3)	-0-	605,938	-0-	605,938	605,938
Executive Life Insurance Plan Lump Sum(4)					1,250,000
R.C. Tiede
Unvested SSARs(1)	-0-	1,002,019	-0-	1,002,019	1,002,019
Unvested PCSUs(2)	-0-	879,422	879,422	879,422	879,422
Unvested RSUs(3)	-0-	715,558	-0-	715,558	715,558
Executive Life Insurance Plan Lump Sum(4)					1,500,000
R.H. Coker
Unvested SSARs(1)	-0-	504,111	-0-	504,111	504,111
Unvested PCSUs(2)	-0-	377,929	377,929	377,929	377,929
Unvested RSUs(3)	-0-	341,202	-0-	341,202	341,202
Executive Life Insurance Plan Lump Sum(4)					1,250,000
R.D. Fuller
Unvested SSARs(1)	-0-	443,140	-0-	443,140	443,140
Unvested PCSUs(2)	-0-	353,758	353,758	353,758	353,758
Unvested RSUs(3)	-0-	306,210	-0-	306,210	306,210
Executive Life Insurance Plan Lump Sum(4)					1,250,000
(1)	Unvested SSARs would immediately vest only in the case of death, disability or involuntary (good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder.

(2)	Upon consummation of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, all unvested PCSUs would vest at target on a prorata basis.

If the participant separates from service as a result of death, disability or retirement during the performance period, the participant will be entitled to a settlement of PCSUs that would otherwise vest (at target) at the end of the three-year performance period on a prorata basis equal to the time employed.

(3)	Unvested RSUs would immediately vest only in the case of death, disability or involuntary (good reason) termination within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder. For Mr. Sanders, the portion of his RSUs associated with awards granted upon becoming an executive officer vest on a pro-rata basis.

52	SONOCO 2017 PROXY STATEMENT

DIRECTOR COMPENSATION

(4)	Because of the manner in which the pre-2004 permanent life insurance coverage (described on page 34) was structured, the premiums for Mr. Sanders will end at age 65. The present value of the remaining estimated pre-2004 permanent life insurance premiums for Mr. Sanders projected to age 65 is $59,124. Messrs Saunders, Tiede, Coker and Fuller do not participate in the pre-2004 permanent life insurance program.

Premiums paid by the Company on behalf of officers for executive term life insurance policies, as described in the Compensation Discussion and Analysis, will be continued until the later of the officers’ attainment of age 65 or the officers’ retirements from the Company. The present values of the remaining estimated future premiums projected to age 65 are $73,767 for Mr. Sanders, $32,980 for Mr. Saunders, $67,914 for Mr. Tiede, $46,675 for Mr. Coker and $34,621 for Mr. Fuller.

DIRECTOR COMPENSATION

Employee directors do not receive any additional compensation for serving on the Board of Directors. Compensation for non-employee directors is summarized below.

For 2016, non-employee directors received a quarterly cash retainer of $18,750 for the first quarter and a quarterly cash retainer of $20,000 for each of the second, third and fourth quarters. In addition, the directors received quarterly deferred stock equivalent units valued at $27,500 during 2016. The Board of Directors approved these changes effective April 1, 2016, based on comparisons of our Company to national surveys of director compensation and an independent study of peer packaging companies. The number of deferred stock equivalent units received is calculated by dividing the quarterly payments by the closing stock price on the first business day of each calendar quarter. The deferred stock equivalent units accrue dividend equivalents and must be held until six months following termination of Board service, and will be issued in shares of Sonoco common stock. Directors must elect to receive these deferred share distributions in one, three or five annual installments.

Board members also received a fee of $1,500 for each Board of Directors and each committee meeting attended.

Committee chairs received a quarterly committee chair retainer, and the Lead Director received a quarterly retainer of $5,000. For the first quarter of 2016, the Governance Committee chair, Financial Policy Committee chair and the Employee/Public Responsibility Committee chair each received a committee chair retainer of $3,250. The Executive Compensation Committee chair received a committee chair retainer of $3,750 and the Audit Committee received a committee chair retainer of $5,000.

Effective April 1, 2016, the Board of Directors approved the following quarterly committee chair retainers: Audit Committee chair — $5,000 per quarter, Executive Compensation Committee chair, Financial Policy, Corporate Governance and Nominating, and Employee/Public Responsibility Committee chairs — $3,750 per quarter.

With the exception of Mr. DeLoach, no director had a compensation arrangement that differed from the program described above. Effective April 1, 2013, Mr. DeLoach, assumed the role of Executive Chairman. In addition to the cash retainer and equity award listed above, Mr. DeLoach received incremental Executive Chairman pay of $86,250 per quarter.

Directors may elect to defer a portion of their cash retainer or other fees (except chair retainers) into deferred stock equivalent units or into an interest-bearing account. The interest-bearing account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2016, the interest rate was 5.073%. Deferrals into stock equivalent units are converted into phantom stock equivalents as if Sonoco shares were actually purchased. The deferred stock equivalent units accrue dividend equivalents, and are issued in shares of Sonoco common stock upon termination from the Board. Issuance of shares will commence six months following termination of Board service. Directors must elect to receive these deferred distributions in one, three or five annual installments.

SONOCO 2017 PROXY STATEMENT	53

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2016.

2016 Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	All Other Compensation ($) (d)		Total ($) (e)
H.E. DeLoach, Jr.	$432,750	$110,000	$255,467	(3)	$798,217
H.A. Cockrell	101,250	110,000			211,250
P.L. Davies	101,250	110,000			211,250
J.R. Haley	111,250	110,000			221,250
R.G. Kyle	104,250	110,000			214,250
E.H. Lawton, III	102,750	110,000			212,750
J.E. Linville	117,500	110,000			227,250
B.J. McGarvie	96,750	110,000			206,750
J.M. Micali	141,750	110,000			251,750
S. Nagarajan	101,250	110,000			211,250
M.D. Oken	125,250	110,000			235,250
T.E. Whiddon	137,750	110,000			247,750
(1)	Mr. DeLoach elected to defer all of his Director compensation, which includes his Executive Chairman fees ($345,000), his retainer ($ 78,750) and his meeting fees ($ 9,000) into deferred stock equivalent units. In connection with his 27 years of service prior to his retirement as Chief Executive Officer in 2013, in addition to the fees and other compensation paid and stock awarded to him for service as a director as disclosed in the table above, in 2016, Mr. DeLoach received payouts of previously accrued benefits under the Sonoco Pension Plan and the Pension Restoration Plan.

Mr. Micali elected to defer 50% of his cash retainer ($ 39,375), 50% of his Lead Director Retainer ($ 10,000) and 50% his meeting fees ($14,250) into a market rate interest account as described above. The remaining balance of his cash retainer, Lead Director Retainer and meeting fees were deferred into deferred stock equivalent units. Mr. Micali’s committee chair fee ($ 14,500) was paid in cash.

Mr. Nagarajan elected to defer 100% of his cash retainer ($78,750) and 100% of his meeting fees ($22,500) into a market rate interest account as described above.

(2)	Mandatorily deferred stock equivalent units.

(3)	This amount includes $131,483 in premiums for executive life insurance policies purchased for Mr. DeLoach prior to 2004 while he was an executive officer, and $123,984 in reimbursement during 2016 for the payment of taxes on these life insurance policies. These payments were made pursuant to pre-2004 contractual commitments to Mr. DeLoach. The tax reimbursement benefit has been eliminated for all other executive officers and will no longer be provided once the Company’s contractual obligation to Mr. DeLoach is satisfied.

54	SONOCO 2017 PROXY STATEMENT

DIRECTOR COMPENSATION

The table below shows the amount of 2016 compensation deferred for each director into Sonoco Stock Equivalent Units and the payout schedule elected.

Director	Fees Deferred Into Equivalent Stock Units(1)	Payout Schedule Election in Years
H.E. DeLoach, Jr.(2)	$542,750	1
H.A. Cockrell	110,000	1
P.L. Davies	110,000	5
J.R. Haley	110,000	1
R.G. Kyle	110,000	3
E.H. Lawton, III	110,000	5
J.E. Linville	110,000	5
B.J. McGarvie	110,000	1
J.M. Micali(3)	173,625	1
S. Nagarajan	110,000	5
M.D. Oken	110,000	1
T.E. Whiddon	110,000	1
(1)	Mandatory deferrals of stock awards of $27,500 were made for each director on 1/4/16, 4/1/16, 7/1/16 and 10/3/16.

(2)	Mr. DeLoach elected to defer his Executive Chairman fees ($345,000), his retainer ($ 78,750) and his meeting fees ($ 9,000) into deferred stock equivalent units.

(3)	Mr. Micali elected to defer 50% of his cash retainer ($39,375), 50% of his Lead Director retainer ($10,000), and 50% of his meeting fees ($14,250) into deferred stock equivalent units.

Non-employee Directors’ Outstanding Equity Awards or Fees Deferred into Sonoco Stock Equivalent Units at 2016 Fiscal Year-end

	Deferred Into Sonoco Stock Equivalent Units
Name	Number	Value(1)
H.E. DeLoach, Jr.	71,142	$3,749,168
H.A. Cockrell	7,751	408,478
P.L. Davies	30,581	1,611,619
J.R. Haley	14,209	748,814
R.G. Kyle	2,384	125,637
E.H. Lawton, III	30,581	1,611,619
J.E. Linville	30,581	1,611,619
B.J. McGarvie	5,075	267,453
J.M. Micali	44,638	2,352,423
S. Nagarajan	2,384	125,637
M.D. Oken	30,507	1,607,719
T.E. Whiddon	30,581	1,611,619
(1)	Based on the December 30, 2016 price of $52.70 per share.

SONOCO 2017 PROXY STATEMENT	55

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”), our audited financial statements for the year ended December 31, 2016. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”).

The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Committee has also reviewed the services provided by PwC discussed below, and has considered whether performance of such services is compatible with maintaining auditor independence.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

T.E. Whiddon (Chair)    R.G. Kyle    E.H. Lawton, III    J.E. Linville    S. Nagarajan    M.D. Oken

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as our principal independent registered public accounting firm for 2016, and the Audit Committee has tentatively selected PwC to serve as our principal independent registered public accounting firm for 2017, pending agreement over the terms of their engagement.

Representatives of PwC will be present and available to answer appropriate questions at the Annual Meeting and may make a statement if they wish.

FEES RELATING TO SERVICES PROVIDED BY PWC FOR 2016 AND 2015

The following table sets forth a summary of PwC’s fees for professional services rendered in connection with the annual consolidated financial statements and reports for the years ended December 31, 2016 and 2015 and for other services rendered during 2016 and 2015 on our behalf.

Fee Category ($ in thousands)	2016	% of Total	2015	% of Total
Audit Fees	$3,688	77.0%	$5,056	78.6%
Audit-related Fees	64	1.4	19	.3
Tax Fees	1,016	21.2	1,314	20.4
All Other Fees	19	.4	47	.7

Total Fees	$4,784	100.0%	$6,436	100.0%

Audit Fees: Audit fees include fees for professional services for the integrated audits of our annual consolidated financial statements, the review of the interim condensed consolidated financial statements included in our 10-Q filings, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include employee benefit plan audits, due-diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees for professional services related to federal, state, and international tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and planning.

All Other Fees: All other fees include fees for all services other than those reported above, including business search services. Also reported under “All Other Fees” are the costs of seminars and software provided on a subscription basis.

56	SONOCO 2017 PROXY STATEMENT

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The Committee Chair is empowered to pre-approve PwC services between meetings, provided all such services are brought to the Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Committee at the first quarter Committee meeting. The Committee subsequently reviews fees paid. The Committee also reviews and approves the estimated fees for the integrated audit. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Committee. During 2016, all audit and permitted non-audit services were pre-approved by the Committee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has tentatively selected PricewaterhouseCoopers LLP (“PwC”), to serve as our principal independent registered public accounting firm to audit our financial statements for the year ending December 31, 2017, pending agreement over the terms of their engagement. You will be asked to ratify this selection at the Annual Meeting. PwC, or its predecessors, has audited our books and records for many years.

The Board of Directors recommends that you vote FOR the ratification of the selection of PwC, as our independent registered public accounting firm for the current year (assuming the Audit Committee and PwC, reach an agreement over the terms of their engagement).

SONOCO 2017 PROXY STATEMENT	57

PROPOSAL 3: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL 3: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Company’s executive compensation programs are designed to attract, retain, and reward executives whose contributions support the Company’s long-term success by linking Company performance to executive compensation. These programs have been designed to ensure alignment of management’s actions with shareholder interests. Section 14A of the Securities Exchange Act of 1934 requires that the shareholders be given the opportunity to vote on a separate advisory (non-binding) resolution to approve the compensation of our named executive officers, as we have described in the “Executive Compensation” section beginning on page 24. Our current practice is to hold this advisory vote every year. Shareholders have an opportunity to advise the Board on a preferred frequency of this vote this year (in response to proposal 4).

Although the annual vote on the compensation of our named executive officers is an advisory (non-binding) vote,

as it has in previous years, the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. See “Executive Compensation – Compensation Discussion and Analysis – Sonoco’s Goals Regarding Executive Compensation – Say on Pay” on page 26.

The Board of Directors recommends that you vote FOR the following advisory (non-binding) shareholder resolution approving executive compensation:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

Every six years, the Company’s shareholders have the opportunity to advise the Board of Directors how frequently the Company should seek an advisory vote on executive compensation. Section 14A of the Securities Exchange Act of 1934 requires that the shareholders vote for a frequency of every one year, every two years, every three years, or you may abstain from voting. Although the vote is an advisory, non-binding vote, the Board of Directors will take into account the outcome of the vote when determining the frequency with which it will submit the advisory resolution on executive compensation to a vote of shareholders.

Shareholders last had the opportunity to vote on the frequency of the advisory vote on executive compensation in 2011, and shareholders voted in favor of an annual vote. In response to the shareholder vote, the Board of Directors adopted an annual vote for the past six years. Shareholders have the opportunity to vote on this matter again at the 2017 Annual Meeting. Accordingly, on Proposal 4, the Board of Directors asks you to choose a frequency of every:

•  One year, or

•  Two years, or

•  Three years.

You may also abstain from voting on Proposal 4.

The Board of Directors recommends that you vote for every ONE YEAR as the frequency of the advisory (non-binding) vote to approve executive compensation.

58	SONOCO 2017 PROXY STATEMENT

PROPOSAL 5: BOARD OF DIRECTORS’ PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND ELECT ALL DIRECTORS ANNUALLY

PROPOSAL 5: BOARD OF DIRECTORS’ PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND ELECT ALL DIRECTORS ANNUALLY

BACKGROUND OF THE PROPOSAL

Our Articles of Incorporation currently provide for a classified Board of Directors divided into three classes, with each class being elected for a three-year term. In 2015, we received a non-binding shareholder proposal recommending declassification of our Board of Directors, and providing for all directors to be elected annually. The voting instructions given to our proxy agents at the 2015 Annual Meeting indicated that approximately 61% of our outstanding shares were in favor of the proposal. Therefore, in 2016, the Board of Directors decided to allow the shareholders to vote on a proposal to amend the Articles of Incorporation to require that all directors be elected annually. Approximately 60% of our outstanding shares at the 2016 record date were in favor of the proposed amendment. However, the law requires the affirmative vote of 66 2/3% of all outstanding shares in order to amend the Company’s Articles of Incorporation.

In light of the number of shares indicating support for declassification at the 2015 and 2016 Annual Meetings, and taking into account expressed support by a number of shareholders and institutional investors for board declassification, the Board of Directors has again decided to allow the shareholders to vote on a proposal to amend the Articles of Incorporation to declassify the Board of Directors and require that all directors be elected annually. The Board of Directors recommends that shareholders vote in favor of the proposed amendment.

PROPOSED AMENDMENT TO ARTICLE 6(A) OF THE ARTICLES OF INCORPORATION

Under the proposed amendment, if adopted, the annual election of directors would be phased in gradually to assure a smooth transition. If the amendment is adopted, it would become effective upon our filing of articles of amendment with the South Carolina Secretary of State following the 2017 Annual Meeting. Accordingly, directors elected by the shareholders at the 2018 annual meeting and thereafter would be elected to one-year terms. Consistent with our Articles of Incorporation as in effect for the 2017 Annual Meeting, directors to be elected at the 2017 Annual Meeting will be elected to serve three-year terms, expiring at the 2020 annual meeting. Directors elected at the 2016 annual meeting will continue to serve their current terms until the 2019 annual meeting, and directors elected at the 2015 annual meeting will continue to serve their current terms until the 2018 annual meeting.

If the proposed amendment to Article 6(a) of our Articles of Incorporation is not adopted by shareholders, the Board of Directors will remain classified.

TEXT OF THE PROPOSED AMENDMENT

The text of the proposed amendment to our Articles of Incorporation is as follows:

Article 6(a) of the Company’s Articles of Incorporation is deleted in its entirety and replaced with the following language:

(a)    Board of Directors. The number of directors of the Corporation shall be (i) the number fixed from time to time by the Board of Directors which shall not be less than nine, plus (ii) any directors elected exclusively by the holders of Preferred Stock as provided in these articles. Directors shall be elected at each Annual Meeting of Shareholders. Each director so elected shall serve until the next Annual Meeting of Shareholders or until her or his successor is elected and qualifies or until there is a decrease in the number of directors. No person who is not then already a director of the Corporation shall be eligible to be elected as a director at the Annual Meeting of Shareholders unless such person shall have been nominated in writing, with such nomination delivered to the Secretary of the Corporation, not less than one hundred twenty days prior to such Annual Meeting.

Transition Provision. Upon the effective date of this amendment to Article 6(a), directors elected prior to the 2018 Annual Meeting of Shareholders shall continue to be, and are, divided into three classes, as nearly equal in number as possible, and shall hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their respective elections and until their respective successors are elected and qualified. Directors elected at each Annual Meeting of Shareholders commencing with the Annual Meeting of Shareholders in 2018 shall hold office for a term of one year expiring at the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

SONOCO 2017 PROXY STATEMENT	59

PROPOSAL 5: BOARD OF DIRECTORS’ PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND ELECT ALL DIRECTORS ANNUALLY

Effective Date of Amendment. This amendment shall become effective on the date that Articles of Amendment are filed with the Secretary of State of South Carolina.

BOARD RECOMMENDATION

The Board of Directors recommends a vote in favor of the proposal relating to declassification of the Board of Directors.

REQUIRED VOTE

Proposal 5 will only be approved if at least 66 2/3% of the shares of our common stock entitled to vote are voted in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

INCORPORATION BY REFERENCE

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the Securities and Exchange Commission or incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

References to our Web site address throughout this Proxy Statement are for information purposes only or to satisfy requirements of the New York Stock Exchange or the Securities and Exchange Commission and are not intended to incorporate our Web site by reference into this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2018, you must submit the proposal to the Secretary of the Company in writing by February 3, 2018. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2018, you must be sure the Secretary of the Company receives your written proposal by November 6, 2017. All shareholder proposals must comply with the requirements of our bylaws. The proxy agents, on proxies solicited on behalf of the Board of Directors, will use their discretionary authority to vote on any shareholder proposal that the Secretary of the Company does not receive by January 31, 2018.

For a shareholder proposal to be considered and voted on at an annual meeting, the shareholder proponent of the proposal, or his properly qualified representative, must be present at the meeting to present the proposal.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We deliver a single copy of the Annual Report and Proxy Statement to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004 USA, (866) 509-5584, Continental Stock Transfer and Trust Company will promptly deliver a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report and Proxy Statement for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report and Proxy Statement for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above, and ask them to send a single copy to your address.

60	SONOCO 2017 PROXY STATEMENT

ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS

ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY

MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 19, 2017

Sonoco’s 2016 Annual Report and 2017 Proxy Statement are available via the internet at:

http://www.cstproxy.com/sonoco/2017

As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements, as well as quarterly financial and other shareholder information, electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by Continental Stock Transfer and Trust Company, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify Continental Stock Transfer and Trust Company in writing (to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004 USA) or by telephone (at 866-509-5584) that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker or a bank, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.

OTHER MATTERS

As of the date of this Proxy Statement, management does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.

To assure your representation at the meeting, please vote by telephone (if you live in the United States), via the Internet, or mark, sign, date, and return your proxy card or broker voting instruction form as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

John M. Florence, Jr.

Secretary

March 6, 2017

SONOCO 2017 PROXY STATEMENT	61

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

As a shareholder of Sonoco Products Company, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7 p.m., Eastern Time, on April 18, 2017

INTERNET/MOBILE –
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
PHONE – 1 (866) 894-0537

Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒
The Board of Directors recommends a vote FOR ALL Director nominees, FOR Proposals 2, 3 and 5, and for ONE YEAR on proposal 4.

Proposal 1: To elect five members to the Board of Directors	FOR ALL	FOR ALL EXCEPT	WITHHOLD FOR ALL
	☐	☐	☐

Three-Year Term:
(01) H.A. Cockrell	(04) S. Nagarajan
(02) B.J. McGarvie	(05) M.D. Oken

        (03) J.M. Micali

(Instruction: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box and write the nominee(s) name(s) on the following blank line.) *For All Except

Proposal 2: To ratify the selection of	FOR	AGAINST	ABSTAIN
PricewaterhouseCoopers, LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2017.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
Proposal 3: To approve the advisory resolution on Executive Compensation.	☐	☐	☐

Proposal 4: Approval, on an advisory basis, of the frequency of the advisory resolution on Executive Compensation	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
	☐	☐	☐	☐

Proposal 5: Proposal to amend the Articles of Incorporation to declassify the Board of Directors and elect all directors annually.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature Signature, if held jointly Date , 2017.
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy

Materials for the Annual Meeting of Shareholders

The 2017 Proxy Statement and the 2016 Annual Report to

Shareholders are available at: http://www.cstproxy.com/sonoco/2017

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET - HARTSVILLE, SOUTH CAROLINA 29550 - USA

The undersigned hereby appoints Barry L. Saunders, Senior Vice President and Chief Financial Officer, or John M. Florence, Jr., Vice President, General Counsel and Secretary, as proxy agent, each with the power to appoint his substitute, and hereby authorizes him to represent and to vote all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 22, 2017 at the Annual Meeting of Shareholders to be held on April 19, 2017 or at any adjournment thereof, as instructed below and in their discretion upon all such other matters as may be properly presented for consideration at such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR RATIFICATION OF THE SELECTION OF PWC LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, FOR A ONE YEAR FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION, AND FOR DECLASSIFICATION OF THE BOARD OF DIRECTORS.

This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.

Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued, and to be marked, dated and signed, on the other side)